Exhibit 10.1

PURCHASE AGREEMENT

(6 Property Portfolio)

THIS PURCHASE AGREEMENT (this “Agreement”) is made effective as of May 17, 2024 (the “Effective Date”) by and between (A) (i) DDRA ARROWHEAD CROSSING LLC, a Delaware limited liability company (“Arrowhead SC Seller”), and DDR ARROWHEAD CROSSING OP LLC, a Delaware limited liability company (“Arrowhead OP Seller”), (ii) EASTON MARKET LIMITED LIABILITY COMPANY, a Delaware limited liability company (“Easton SC Seller”), and EMOP LLC, a Delaware limited liability company (“Easton OP Seller”), (iii) DDR SOUTHEAST FOUNTAINS, L.L.C., a Delaware limited liability company (“Fountains Seller”), (iv) BRE DDR CROCODILE SYCAMORE PLAZA LLC, a Delaware limited liability company (“Kenwood Seller”), (v) DDR PTC LLC, a Delaware limited liability company (“Polaris Seller”), and (vi) DDRA TANASBOURNE TOWN CENTER LLC, a Delaware limited liability company (“Tanasbourne Seller”) (Arrowhead SC Seller, Arrowhead OP Seller, Easton SC Seller, Easton OP Seller, Fountains Seller, Kenwood Seller, Polaris Seller and Tanasbourne Seller are each defined individually herein as a “Seller” and are defined collectively herein as “Sellers”), and (B) CENTER ACQUISITION HOLDINGS, LLC, a Delaware limited liability company (“Buyer”).

SECTION 1 THE PROPERTY. Each Seller respectively agrees to sell and Buyer agrees to purchase the following:

1.1 Arrowhead SC Seller agrees to sell and Buyer agrees to purchase the real property consisting of approximately 33.5 acres situated in Phoenix, Arizona, and more particularly described in attached Exhibit “A-1(a)”, together with all improvements located thereon, if any, and all appurtenant easements, rights, and privileges (the “Arrowhead SC Property”). Arrowhead OP Seller agrees to sell and Buyer agrees to purchase the real property consisting of approximately .75 acres situated in Phoenix, Arizona, and more particularly described in attached Exhibit “A-1(b)”, together with all improvements located thereon, if any, and all appurtenant easements, rights, and privileges (the “Arrowhead OP Property”) (the Arrowhead SC Property and the Arrowhead OP Property are defined collectively herein as the “Arrowhead Property”). The Arrowhead Property is commonly referred to as “Arrowhead Crossing”, as shown on the site plan attached as Exhibit “B-1”.

1.2 Easton SC Seller agrees to sell and Buyer agrees to purchase the real property consisting of approximately 50.6 acres situated in Columbus, Ohio, and more particularly described in attached Exhibit “A-2(a)”, together with all improvements located thereon, if any, and all appurtenant easements, rights, and privileges (the “Easton SC Property”). Easton OP Seller agrees to sell and Buyer agrees to purchase the real property consisting of approximately 1.4 acres situated in Columbus, Ohio, and more particularly described in attached Exhibit “A-2(b)”, together with all improvements located thereon, if any, and all appurtenant easements, rights, and privileges (the “Easton OP Property”) (the Easton SC Property and the Easton OP Property are defined collectively herein as the “Easton Property”). The Easton Property is commonly referred to as “Easton Market”, as shown on the site plan attached as Exhibit “B-2”.

1.3 Fountains Seller agrees to sell and Buyer agrees to purchase the real property consisting of approximately 29.8 acres situated in Plantation, Florida, and more particularly described in attached Exhibit “A-3(a)”, together with all improvements located thereon, if any, and all appurtenant easements, rights, and privileges (the “Fountains Property”). The Fountains Property is commonly referred to as “The Fountains”, as shown on the site plan attached as Exhibit “B-3”. Notwithstanding the foregoing or anything to the contrary as contained in this Agreement, Buyer expressly acknowledges and agrees that: (i) the Fountains Property shall not include the land, improvements and all appurtenant easements, rights and privileges associated with that portion of the shopping center more particularly described on Exhibit “A-3(b)” and crosshatched on Exhibit “B-3” (the “Fountains Excluded Property”), which Fountains Excluded Property shall be kept and retained by Fountains Seller or its affiliate upon Closing; (ii) nothing contained herein shall be deemed or construed as a conveyance, transfer, or impairment of Fountains Seller’s (or its affiliate’s) rights and interests in and to the Fountains Excluded Property; and (iii) in no event shall Buyer be entitled to acquire any right, title or interest, in whole or in part, in and to the Fountains Excluded Property or any appurtenant easements, rights, privileges or leases relating to the Fountains Excluded Property.

1.4 Kenwood Seller agrees to sell and Buyer agrees to purchase the real property consisting of approximately 31.9 acres situated in Cincinnati, Ohio, and more particularly described in attached Exhibit “A-4”, together with all improvements located thereon, if any, and all appurtenant easements, rights, and privileges (the “Kenwood Property”). The Kenwood Property is commonly referred to as “Kenwood Square”, as shown on the site plan attached as Exhibit “B-4”.

1.5 Polaris Seller agrees to sell and Buyer agrees to purchase the real property consisting of approximately 61.6 acres situated in Columbus, Ohio, and more particularly described in attached Exhibit “A-5(a)”, together with all improvements located thereon, if any, and all appurtenant easements, rights, and privileges (the “Polaris Property”). The Polaris Property is commonly referred to as “Polaris Towne Center”, as shown on the site plan attached as Exhibit “B-5”. Notwithstanding the foregoing or anything to the contrary as contained in this Agreement, Buyer expressly acknowledges and agrees that: (i) the Polaris Property shall not include the land, improvements and all appurtenant easements, rights and privileges associated with that portion of the shopping center more particularly described on Exhibit “A-5(b)” and crosshatched on Exhibit “B-5” (the “Polaris Excluded Outparcels”), to the extent legally subdivided prior to Closing, which Polaris Excluded Outparcels (to the extent legally subdivided prior to Closing) shall be kept and retained by an affiliate of Polaris Seller upon Closing; (ii) the Polaris Property shall be subject in all respect to those certain Ground Leases with affiliates of Polaris Seller as more particularly described on Schedule 1.5 attached hereto (the “Polaris Ground Leases”) with respect to that portion of the shopping center more particularly described on Exhibit “A-5(c)” and crosshatched on Exhibit “B-5” (the “Polaris Excluded Ground Lease Outparcels”) (the Polaris Excluded Outparcels and the Polaris Excluded Ground Lease Outparcels are defined collectively herein as the “Polaris Excluded Property”); (iii) nothing contained herein shall be deemed or construed as a conveyance, transfer, or impairment of Polaris Seller’s (or its affiliate’s) rights and interests in and to the Polaris Excluded Outparcels; (iv) nothing contained herein shall be deemed or construed as a conveyance, transfer, or impairment of the rights of the ground lessee under the Polaris Ground Leases with respect to the Polaris Excluded Ground Lease Outparcels; (v) in no event shall Buyer be entitled to acquire any right, title or interest, in whole or in part, in and to the Polaris Excluded Outparcels or any appurtenant easements, rights, privileges or leases relating to the Polaris

Excluded Outparcels; and (vi) subject to the terms of the Polaris Ground Leases, in no event shall Buyer be entitled to acquire any right, title or interest, in whole or in part, in and to any appurtenant easements, rights, privileges or leases relating to the Polaris Excluded Ground Lease Outparcels.

1.6 Tanasbourne Seller agrees to sell and Buyer agrees to purchase the real property consisting of approximately 31 acres situated in Hillsboro, Oregon, and more particularly described in attached Exhibit “A-6(a)”, together with all improvements located thereon, if any, and all appurtenant easements, rights, and privileges (the “Tanasbourne Property”). The Tanasbourne Property is commonly referred to as “Tanasbourne Town Center”, as shown on the site plan attached as Exhibit “B-6”. Notwithstanding the foregoing or anything to the contrary as contained in this Agreement, Buyer expressly acknowledges and agrees that: (i) the Tanasbourne Property shall not include the land, improvements and all appurtenant easements, rights and privileges associated with that portion of the shopping center more particularly described on Exhibit “A-6(b)” and crosshatched on Exhibit “B-6” (the “Tanasbourne Excluded Outparcel”), to the extent legally subdivided prior to Closing, which Tanasbourne Excluded Outparcel (to the extent legally subdivided prior to Closing) shall be kept and retained by Tanasbourne Seller or its affiliate upon Closing; (ii) the Tanasbourne Property shall be subject in all respect to those certain Ground Leases with affiliates of Tanasbourne Seller as more particularly described on Schedule 1.6 attached hereto (the “Tanasbourne Ground Leases”) with respect to that portion of the shopping center more particularly described on Exhibit “A-6(c)” and crosshatched on Exhibit “B-6” (the “Tanasbourne Excluded Ground Lease Outparcels”) (the Tanasbourne Excluded Outparcel and the Tanasbourne Excluded Ground Lease Outparcels are defined collectively herein as the “Tanasbourne Excluded Property”); (iii) nothing contained herein shall be deemed or construed as a conveyance, transfer, or impairment of Tanasbourne Seller’s (or its affiliate’s) rights and interests in and to the Tanasbourne Excluded Outparcel; (iv) nothing contained herein shall be deemed or construed as a conveyance, transfer, or impairment of the rights of the ground lessee under the Tanasbourne Ground Leases with respect to the Tanasbourne Excluded Ground Lease Outparcels; (v) in no event shall Buyer be entitled to acquire any right, title or interest, in whole or in part, in and to the Tanasbourne Excluded Outparcel or any appurtenant easements, rights, privileges or leases relating to the Tanasbourne Excluded Outparcel; and (vi) subject to the terms of the Tanasbourne Ground Leases, in no event shall Buyer be entitled to acquire any right, title or interest, in whole or in part, in and to any appurtenant easements, rights, privileges or leases relating to the Tanasbourne Excluded Ground Lease Outparcels.

1.7 The Arrowhead SC Property, the Arrowhead OP Property, the Easton SC Property, the Easton OP Property, the Fountains Property, the Kenwood Property, the Polaris Property, and the Tanasbourne Property are each referred to individually herein as a “Property” and are collectively referred to herein as the “Properties”. The Fountains Excluded Property, the Polaris Excluded Property and the Tanasbourne Excluded Property are each referred to individually herein as an “Excluded Property” and are collectively referred to herein as the “Excluded Properties”.

1.8 At Closing, each Seller further agrees to assign, transfer and convey to Buyer, and Buyer agrees to acquire and assume from each Seller, for no additional consideration (aside from the Purchase Price (as hereinafter defined) as more particularly set forth herein), in connection with the respective Property owned by such Seller, but excluding in all respects the Excluded Properties, each Seller’s right, title and interest in and to the following:

a) All of Seller’s right, title and interest, if any, in and to all apparatus, fittings and fixtures in or on the Property or which are attached thereto (the “Fixtures”); provided, however, that the foregoing shall in no event include any apparatus, fittings and fixtures owned by the tenants or by any service provider related to the Property;

b) All of Seller’s right, title and interest, if any, in and to any equipment, machinery and personal property located in or on the Property and owned by Seller (the “Personal Property”), specifically including but not limited to all equipment, furniture, furnishings, carpeting, draperies curtains, tools, supplies, and other items of Personal Property located in or on the Property and owned by Seller;

c) Subject to the terms and conditions of any License Agreement (hereinafter defined) with respect to an Excluded Property, all of Seller’s right, title and interest, if any, in and to the trademark, service mark, trade name and name directly relating to “Arrowhead Crossing”, “Easton Market”, “The Fountains”, “Kenwood Square”, “Polaris Towne Center” and “Tanasbourne Town Center” as such names relate to each respective Property (collectively, the “Intellectual Property”);

d) The landlord’s and lessor’s interest in all leasehold estates created by the Leases and Temporary Occupancy Agreements (each as hereinafter defined) and all Security Deposits (as hereinafter defined);

e) All of Seller’s right, title and interest, if any, in and to all warranties and guaranties, if any, relating to the Property, to the extent transferrable, at no cost or expense to Seller (collectively, the “Warranties”);

f) All of Seller’s right, title and interest, if any, in and to all consents, authorizations, variances or waivers, licenses, permits and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality relating to the Property, to the extent transferrable (the “Permits”);

g) All of Seller’s right, title and interest, if any, in and to all Permitted Exceptions (as hereinafter defined);

h) Solely with respect to the Tanasbourne Property and the work more particularly described on Schedule 1.8(h) attached hereto (the “Tanasbourne Work”): (i) all of Seller’s right, title and interest, if any, in and to all existing construction contracts, subcontracts, architecture and engineering agreements, and similar agreements relating to the design, development and construction of the Tanasbourne Work, to the extent transferrable and listed on Schedule 1.8(h) (the “Tanasbourne Contracts”); and (ii) all of Seller’s right, title and interest, if any, in and to all plans and specifications and other architectural and engineering drawings for the Tanasbourne Work, if any, to the extent transferrable (the

“Tanasbourne Plans”); provided, however, the foregoing shall exclude any right, title and interest, if any, under the Tanasbourne Contracts and the Tanasbourne Plans, to the extent relating to the Tanasbourne Excluded Property;

i) Solely with respect to the Kenwood Property and the work more particularly described on Schedule 1.8(i) attached hereto (the “Kenwood Work”): (i) all of Seller’s right, title and interest, if any, in and to all existing construction contracts, subcontracts, architecture and engineering agreements, and similar agreements relating to the design, development and construction of the Kenwood Work, to the extent transferrable and listed on Schedule 1.8(i) (the “Kenwood Contracts”); and (ii) all of Seller’s right, title and interest, if any, in and to all plans and specifications and other architectural and engineering drawings for the Kenwood Work, if any, to the extent transferrable (the “Kenwood Plans”); and

j) All of Seller’s right, title and interest, if any, in, to and under the following: (i) architectural and civil plans and specifications (to the extent in Seller’s possession) relating to the Property, (ii) other non-confidential and non-proprietary records owned by Seller and used in connection with the operation of the Property or any part thereof, to the extent customarily delivered by Seller to buyers of commercial real estate, and (iii) all freely assignable telephone numbers, website domain names, and social media accounts owned or held by Seller and associated with the Property or any portion thereof (as opposed to other property of Seller or its affiliates) (collectively, the “Intangible Property”).

1.9 Notwithstanding anything to the contrary as contained in this Agreement, Buyer has no right to purchase, and Sellers have no obligation to sell, less than all of the Properties, it being the express agreement and understanding of Buyer that, as a material inducement to Sellers to enter into this Agreement, Buyer has agreed to purchase all of the Properties pursuant to a simultaneous Closing, subject to and in accordance with the terms and conditions of this Agreement.

SECTION 2 PURCHASE PRICE. Buyer agrees to pay Sellers, as the purchase price for the Properties, the sum of Four Hundred Ninety-Five Million and 00/100 Dollars ($495,000,000.00) (the “Purchase Price”). The Purchase Price shall be allocated between the respective Sellers and Properties as more specifically set forth on Schedule 2 attached hereto and made a part hereof. The Purchase Price shall be paid as follows:

a) Within five (5) business days after the Effective Date of this Agreement, Buyer shall deposit Nine Million Nine Hundred Thousand and 00/100 Dollars ($9,900,000.00) with the Escrow Agent (as hereinafter defined) in escrow as an earnest money deposit (the “Earnest Deposit”). In the event Buyer fails to deliver the Earnest Deposit within such two (2) business day period, then same shall constitute an immediate event of default under this Agreement and Sellers shall be entitled to terminate this Agreement upon written notice to Buyer delivered prior to the deposit of the Earnest Deposit into the escrow. The Earnest Deposit shall be nonrefundable to Buyer (except as otherwise set forth in this Agreement) but shall be applicable to the Purchase Price at Closing;

b) Buyer shall deliver the Purchase Price, less the Earnest Deposit and the credits authorized to Buyer, in immediately available funds in escrow with the Escrow Agent on or prior to the Closing Date (as hereinafter defined); and

c) Notwithstanding anything in this Agreement to the contrary, a portion of the Earnest Deposit in the amount of One Hundred and 00/100 Dollars ($100.00) will be non-refundable to Buyer and will be distributed to Sellers upon any termination of this Agreement as independent consideration for Sellers’ performance under this Agreement. If this Agreement is properly terminated by Buyer pursuant to a right of termination granted to Buyer by any provision of this Agreement, if any, the One Hundred and 00/100 Dollars ($100.00) non-refundable portion of the Earnest Deposit will be promptly distributed to Sellers and, subject to the relevant provisions herein, the balance of the Earnest Deposit remaining after distribution of the independent consideration to Sellers will be promptly returned to Buyer.

SECTION 3 ESCROW AND TITLE INSURANCE.

3.1 Escrow Agent. The parties hereto designate First American Title Insurance Company located at Skylight Tower, 1660 West 2nd Street, Suite 650, Cleveland, Ohio 44113, Attention: Rebecca S. Groetsch (the “Title Company”) as the escrow agent (the “Escrow Agent”) in connection with this transaction. This Agreement shall serve as escrow instructions and shall be subject to the usual conditions of acceptance of the Escrow Agent, insofar as the same are not inconsistent with any of the terms hereof. By execution of this Agreement, the Escrow Agent agrees that the Earnest Deposit shall be held as a deposit under this Agreement in an interest-bearing account and: (i) applied against the Purchase Price if Closing occurs; or (ii) delivered to Sellers or Buyer, in accordance with the terms of this Agreement upon the written approval of Sellers and Buyer, if Closing does not occur. Interest on the Earnest Deposit shall be paid to the party entitled to receive the Earnest Deposit pursuant to this Agreement, or applied to the Purchase Price at Closing.

a) Escrow Agent is hereby appointed by Buyer and Sellers to receive, hold and dispose of the Earnest Deposit set forth above in accordance with the terms and conditions hereof. Escrow Agent shall not release any or all of the Earnest Deposit without joint written instructions from Buyer and Sellers. Escrow Agent is acting solely as a stakeholder and depository, and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness, or validity of the subject matter of the escrow, or for the identity or authority of any person executing or depositing it.

b) Buyer and Sellers agree to indemnify, defend and hold harmless the Escrow Agent from and against any loss, cost, damage, expense and attorney’s fees in connection with or in any way arising out of this Agreement, other than expenses resulting from the Escrow Agent’s own gross negligence or willful misconduct.

c) In the event of a dispute concerning the Earnest Deposit, Escrow Agent may continue to hold the Earnest Deposit pursuant to the terms hereof, or may, after giving Buyer and Sellers at least 15 days’ advance, written notice, at the joint and several cost of the Buyer and Sellers, deposit the same in a court of competent jurisdiction. Escrow Agent may dispose of the Earnest Deposit in accordance with a court order, and shall be fully protected if it acts in accordance with any such court order.

d) Escrow Agent may, at its own expense, consult with legal counsel in the event of any dispute or questions as to the construction of any provisions hereof or its duties hereunder, and it shall be fully protected in acting in accordance with the opinion or instructions of such counsel.

e) Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, certificate, receipt, authorization, power of attorney or other document Escrow Agent in good faith believes to be genuine and what it purports to be.

f) Notwithstanding anything to the contrary as contained in this Agreement, in any instance where the Earnest Deposit is to be delivered to Sellers as provided for in this Agreement, the parties acknowledge and agree that such Earnest Deposit shall be allocated in the same manner and percentages across the respective Properties as the Purchase Price has been allocated, and each respective Seller shall be entitled to receive such portion of the Earnest Deposit that corresponds to the allocation of the Purchase Price with respect to the Property owned by such Seller.

3.2 Title/Survey.

a) Prior to the Effective Date, each Seller has ordered from the Title Company and the Title Company has delivered to Buyer a commitment (each, a “Commitment”) to issue an ALTA Owner’s Policy of Title Insurance in an amount equal to the Purchase Price for each respective Property (each, a “Title Policy”), as more particularly set forth on Schedule 3.2(a) attached hereto. Buyer has had the right to order and obtain, at its expense, a new survey or an update of Seller’s existing survey, if any, of each Property (collectively, the “Survey”), as more particularly set forth on Schedule 3.2(a). Buyer shall deliver a copy of the Survey (or any update thereto) to each respective Seller promptly upon receipt from the surveyor. The Survey shall be certified to the respective Seller, Buyer and the Title Company. The Survey shall be in form and substance sufficient to delete the standard survey exception from the Title Policy. On or before the Closing Date, each Seller shall execute and deliver to the Title Company an affidavit to delete the standard preprinted exception for mechanic’s liens from the Title Policy, substantially in the form of Exhibit “H” (the “Title Affidavit”). It shall be a condition precedent to Buyer’s obligation to purchase the Properties that the Title Company can and will, on the Closing Date, issue each Title Policy in accordance with the Commitment and subject only to the Permitted Exceptions (as hereinafter defined).

b) Prior to the Effective Date, Buyer had the right to object to: (i) any matters disclosed by a Commitment (“Title Objections”), and (ii) any matters disclosed by a Survey (“Survey Objections”) (collectively, “Objections”). Prior to the Effective Date, each Seller notified Buyer in writing (“Seller’s Response”) whether such Seller elected, in Seller’s sole discretion, to: (i) cure any such Objections on or prior to the Closing Date, or (ii) not to cure any such Objections. If a Seller elected to cure an Objection under the previous sentence and fails to do so by the Closing Date, Buyer shall have the right to (x) terminate this Agreement, whereupon the Escrow Agent shall promptly deliver the Earnest Deposit to Buyer, or (y) waive the Objections and proceed to purchase the Properties with such condition of title as each Seller is able to convey and/or subject to the Objections, without a reduction of the Purchase Price therefor, in which event the items objected to which were not cured shall be deemed to be acceptable to Buyer. Subject to the foregoing, Buyer approves all matters shown on each Commitment and all matters that are shown on the Survey, if any, or that would be shown on any accurate survey of each Property, Buyer hereby waives the Objections and has elected to proceed to purchase the Properties with such condition of title as each Seller is able to convey and/or subject to the Objections, without a reduction of the Purchase Price therefor, and the items objected to which were not cured shall be deemed to be acceptable to Buyer.

c) Notwithstanding the foregoing or anything to the contrary as contained in this Agreement, in no event shall Buyer be permitted to bring or raise any Objections concerning the following matters: (i) the Polaris Ground Leases (and any memorandums of lease or proposed subdivisions and/or plats relating thereto to be recorded at or prior to Closing), in such form as provided to Buyer as part of the Due Diligence Material (as hereinafter defined); (ii) the Tanasbourne Ground Leases (and any memorandum of lease or proposed subdivision and/or plat relating thereto to be recorded at or prior to Closing), in such form as provided to Buyer as part of the Due Diligence Material; and (iii) those certain Declarations of Easements, Covenants, and Restrictions with respect to the Excluded Properties in such form as provided to Buyer as part of the Due Diligence Material (the “CCRs”), such CCRs to be recorded at or prior to Closing (subparts (i)-(iii) herein being collectively defined as the “Excluded Property Title Matters”). Sellers have provided true and correct copies of the Excluded Property Title Matters to Buyer for review prior to the Effective Date and Buyer hereby approves all such Excluded Property Title Matters.

d) Notwithstanding anything contained in this Agreement to the contrary, with respect to all matters affecting title to each Property, and any liens or encumbrances affecting each Property, Buyer acknowledges and agrees that after Closing it is initially relying upon the Title Policy. If Buyer has a claim under the Title Policy and the subject matter of that claim also constitutes the breach of any representation, warranty or covenant made by a Seller in this Agreement or in the respective Deed, Buyer agrees that it will look first to the Title Policy for recovery of such claim, and Buyer shall not assert any claim against such Seller for a breach of a representation, warranty or covenant with respect to such claim unless Buyer is unable to fully collect on its claim from the Title Company. In such event, the Survival Period with respect to such claim and any other applicable statute of limitations relating to such claim shall be tolled while Buyer pursues its claim against the Title Company. This Subsection shall survive Closing and delivery of the Deeds (as hereinafter defined).

3.3 Release of Mortgages and Other Monetary Liens. Except for real estate taxes and assessments not yet due and payable as of the Closing, all mortgages, deeds of trust, mechanic’s or materialman’s liens and monetary liens encumbering any Property incurred by, for, or on behalf of a Seller shall be paid by such Seller at or prior to Closing, or removed from record by the Title Company. For clarity, in no event shall the foregoing require any Seller to satisfy or expend money to remove any mortgages, deeds of trust or monetary liens of ascertainable amounts incurred by, for, or on behalf of any tenant or other occupant of the Property.

SECTION 4 CONVEYANCE. On the Closing Date, each Seller shall convey title to the respective Property owned by such Seller by special or limited warranty deed in the form attached hereto as Exhibit “J” (each, a “Deed”, and collectively, the “Deeds”), free and clear of all liens and encumbrances, except the following (collectively, the “Permitted Exceptions”): (i) real estate taxes and assessments, both general and special, not yet due and payable; (ii) declarations, conditions, covenants, restrictions, easements, rights of way and other matters of record, including without limitation, those items shown on the subdivision plat of the Property, which are not objected to or are waived by Buyer pursuant to Section 3.2 herein; (iii) zoning and building ordinances; (iv) those matters disclosed by the Survey or which would be disclosed by any accurate survey of the Property; (v) matters of record as of the Effective Date not objected to by Buyer or which were Objections and Buyer elected to waive in accordance with Section 3.2 above; (vi) the rights of tenants in possession as tenants only; (vii) the rights of any third-party pursuant to any unrecorded cable agreement specifically and to the extent described on Exhibit “C” attached hereto (the “Cable Agreements”), if any, and any licensees and/or temporary occupants under the Temporary Occupancy Agreements, if any; (viii) the Excluded Property Title Matters; (ix) any potential lien or encumbrance arising out of services, labor or materials furnished with respect to the Tanasbourne Work, the Tanasbourne Contracts and/or the Tanasbourne Plans (subject to Tanasbourne Seller’s obligations with respect to such work and any credits in favor of Buyer as provided for in this Agreement); and (x) any potential lien or encumbrance arising out of services, labor or materials furnished with respect to the Kenwood Work, the Kenwood Contracts and/or the Kenwood Plans (subject to Kenwood Seller’s obligations with respect to such work and any credits in favor of Buyer as provided for in this Agreement). Transfer of each Seller’s interest as landlord under the leases then in effect at Closing with respect to the Property owned by such Seller (collectively, the “Leases”) shall be made by an Assignment and Assumption Agreement (the “Assignment of Leases”), substantially in the form of the Assignment of Leases and Guaranties attached hereto as Exhibit “D” and made a part hereof, to be executed by each respective Seller and Buyer effective as of Closing. The Leases in effect as of the Effective Date for each respective Property (in addition to the Polaris Ground Leases and the Tanasbourne Ground Leases) are more particularly described on Exhibit “C” attached hereto and made a part hereof. In addition, each Seller shall assign to Buyer at Closing the Cable Agreements and all license agreements and other temporary occupancy agreements then in effect with respect to the Property owned by such Seller (collectively, the “Temporary Occupancy Agreements”). The Cable Agreements and Temporary Occupancy Agreements in effect as of the Effective Date, if any, for each respective Property are also set forth on Exhibit “C” attached hereto.

SECTION 5 PRORATIONS AND CLOSING COSTS.

5.1 Rents. All collected Rents (as hereinafter defined) shall be prorated between each Seller and Buyer as of 11:59 PM on the day prior to the Closing Date. Each Seller shall be entitled to all collected Rents attributable to any period prior to, but not including, the Closing Date. Buyer shall be entitled to all collected Rents attributable to any period on and after the Closing Date. Prior to Closing, Sellers shall deliver to Buyer a report on any Rents not collected as of the Closing Date. After Closing for a ninety (90) day period thereafter, Buyer shall make a good faith effort to collect any Rents not collected as of the Closing Date on each Seller’s behalf, and at all times after Closing (whether prior to or following ninety (90) days after Closing) Buyer shall tender the same to such Seller upon receipt (which obligation of Buyer shall survive the Closing and not be merged therein); provided, however, that all Rents collected by Buyer on or after the Closing Date shall first be applied to all amounts due under the Leases at the time of collection (i.e., current Rents and sums due Buyer as the current owner and landlord) with the balance (if any) payable to each Seller, but only to the extent of amounts delinquent and actually due such Seller. Beginning on the date that is ninety (90) days after the Closing, Seller hereby retains its rights to pursue claims against any tenant under the Leases for sums due with respect to periods prior to the Closing Date; provided, however, that such Seller: (i) shall be required to notify Buyer in writing of its intention to commence or pursue such legal proceedings; (ii) shall only be permitted to commence or pursue any legal proceedings after the date which is three (3) months after the Closing Date; and (iii) shall not be permitted to commence or pursue any legal proceedings against any tenant seeking eviction of such tenant or the termination of the underlying lease. “Rents” shall mean all base rents, additional rent and operating expense reimbursements and escalations due from the tenants of the Property under the Leases and Temporary Occupancy Agreements; provided, however, Rents shall not include percentage rents, which shall be governed by Section 5.8 of this Agreement. Notwithstanding the foregoing or anything to the contrary as contained in this Agreement, subject to the terms of the Polaris Ground Leases and the Tanasbourne Ground Lease, any and all prorations and/or credits with respect to Rents, Security Deposits, Operating Expenses (as hereinafter defined) or Tax Receivables (as hereinafter defined) as provided for in this Agreement shall in all events exclude any rents, reimbursements, deposits, receivables or expenses relating to any tenants, Leases or Temporary Occupancy Agreements with respect to the Excluded Properties, and each respective Seller (or its affiliate) shall retain all rights to all rents, deposits and reimbursements and shall remain responsible for all expenses in connection with or relating to such Excluded Properties, the intent being that the respective Seller or its affiliate that owns or ground leases any such Excluded Property shall retain all the benefits and burdens as the owner of such Excluded Property from and after Closing (subject to the terms of the Polaris Ground Leases and the Tanasbourne Ground Lease). This Section 5.1 shall survive the Closing and not be merged therein.

5.2 Property Operating Expenses. Operating Expenses (as hereinafter defined) for each Property shall be prorated as of 11:59 PM on the day prior to the Closing Date. Each Seller shall pay all utility charges and other operating expenses attributable to the respective Property, if any (collectively, the “Operating Expenses”), incurred prior to, but not including, the Closing Date (except for those Operating Expenses payable, whether actually paid or unpaid, by tenants for such tenant’s leased premises in accordance with the Leases) and Buyer shall pay all Operating Expenses attributable to the Property on and after the Closing Date. All Operating Expenses paid or payable by tenants in accordance with the Leases shall be allocated between Sellers and Buyer, with Sellers responsible for periods prior to, but not including, the Closing Date and Buyer responsible for all periods on and after the Closing Date, and all applicable amounts to be trued up between Sellers and Buyer in accordance with this Section 5.2. Sellers agree to use commercially reasonable efforts to cause all meters for all public utilities (including water) being used on the Properties to be read on the day of giving possession to Buyer or as soon as reasonably practical following the Closing Date. Buyer shall use good faith efforts to arrange with such services and companies to have accounts opened in Buyer’s name beginning at 12:01 AM on the Closing Date. If despite good faith efforts Buyer cannot arrange all utilities in its name by Closing, Sellers agree to fully cooperate with Buyer’s transfer efforts and allow Buyer to use Seller’s accounts post closing until separate accounts are created. To the extent that the amount of actual consumption of any utility services is not determined prior to the Closing Date, a proration shall be made at Closing based on the last available reading. Sellers shall not assign to Buyer any deposits which Sellers have with any of the utility services or companies servicing the Properties. Within ninety (90) days following the Closing Date, each Seller shall deliver to Buyer a reconciliation statement of the Operating Expenses for the Property which such Seller owns for the portion of the calendar year in which the Closing occurs that the Property was owned by such Seller. Each Seller’s reconciliation statement shall include tenant invoice calculations and reasonable Operating Expense invoice back-up. Within the thirty (30) day period following each Seller’s delivery of such reconciliation statement for Operating Expenses, each Seller and Buyer shall work in good faith to resolve any issues with respect to such reconciliation statements. Upon approval of the Operating Expense reconciliation statements, each Seller shall remit any amounts due to Buyer (to the extent of and based on any overpayments of Operating Expenses made by tenants under the Leases) within thirty (30) days and Buyer shall remit any amounts due to any Seller (to the extent of and based on any underpayments of Operating Expenses made by tenants under the Leases) within thirty (30) days, or thirty (30) days of receipt of same from tenants where same is a tenant obligation. Thereafter, Buyer shall be solely responsible for performing any Operating Expense reconciliations with tenants under the Leases with respect to the entire calendar year in which the Closing occurs. Buyer shall include in any Operating Expense reconciliations with the tenants under the Leases copies of any applicable billing statements and invoice back-up provided by Sellers for operating expenses incurred by Sellers during the period of Sellers’ ownership of the Properties. This Section 5.2 shall survive the Closing and not be merged therein.

5.3 Real Estate Taxes and Assessments.

a) Real estate taxes and assessments, both general and special that are payable to the taxing authority (collectively, the “Tax Expense”) shall be prorated as of 11:59 PM on the day prior to the Closing Date. Each Seller shall be responsible for the Tax Expense attributable to the Property owned by such Seller prior to, but not including, the Closing Date (except for the Tax Expense, whether actually paid or unpaid, which is payable directly by tenants to the taxing authority for such tenant’s leased premises in accordance with the Leases), and Buyer shall be responsible for the Tax Expense attributable to the Property on and after the Closing Date. Notwithstanding the foregoing or anything to the contrary as contained herein, there shall be no proration at Closing with respect to any Tax Expense relating to any Excluded Property, and all such Tax Expense with respect to any such Excluded Property shall otherwise be subject to the terms and provisions of the Excluded Property Title Matters. If the Closing occurs prior to the receipt by a Seller of the bill for the Tax Expense for the calendar year in which the Closing occurs, the Tax

Expense shall be prorated on the basis of the last officially certified and available tax duplicate. Monthly and/or lump sum amounts any Seller, as landlord, has collected from tenants under the Leases and Temporary Occupancy Agreements as reimbursements or prepayments of Seller’s Tax Expense (collectively, “Tax Receivables”) shall be prorated between Buyer and such Seller as of the Closing Date. The collected Tax Receivables shall be matched against the applicable Tax Expense to which they relate. Each Seller shall be entitled to Tax Receivables to the extent they relate to the Tax Expense attributable to the period prior to, but not including the Closing Date, and Buyer shall be entitled to Tax Receivables to the extent they relate to the Tax Expense attributable to the Closing Date or thereafter. After receipt of a final bill for the Tax Expense, Buyer shall promptly prepare and present to each Seller a calculation of the re-proration of the Tax Expense and Tax Receivables, based upon the actual amount of such Tax Expense charged and/or Tax Receivables received by the parties for the year or other applicable fiscal period. The parties shall make the appropriate adjusting payment between them within thirty (30) days after presentment to such Seller of Buyer's calculation and appropriate back-up information. Buyer shall provide each Seller with appropriate backup materials related to the calculation. With respect to any portion of any Property that is a separate tax parcel, and the applicable tenant pays the Tax Expense with respect to such parcel directly to the taxing authority under the terms of its lease, the Tax Expense for that parcel shall not be prorated between Buyer and such Seller at Closing as such tenant(s) shall be responsible for paying the taxing authority for such Tax Expense as it becomes due pursuant to the terms of its lease.

b) Notwithstanding the foregoing, any real estate tax refunds or rebates which apply to periods before the Closing Date shall remain the property of each Seller, and such Seller shall have the right to file and pursue any appeals attributable to Seller’s period of ownership of the respective Property, with respect to tax assessments for the Property. If any Seller is successful in any such tax appeal related to the calendar year in which the Closing occurs, Buyer and Seller shall share in the reasonable cost of any such appeal and rebates or refunds in the same proportion as the proration of the Tax Expense set forth on the settlement statement executed by the parties at Closing. Seller will also calculate and apply to tenants’ accounts credits and charges where applicable. Seller will provide copies of this calculation, along with copies of the billings to Buyer, along with any balance due to Buyer. If Buyer is successful in any such tax appeal attributable to any Seller’s ownership period of a Property, Buyer and Seller shall share in the reasonable cost of any such appeal and rebates or refunds in the same proportion as the proration of the Tax Expense set forth on the settlement statement executed by the parties at Closing. Buyer will also calculate and apply to tenants’ accounts credits and charges where applicable. Buyer will provide copies of this calculation, along with copies of the billings to Seller, along with any balance due to Seller. All prorations hereunder shall be made within thirty (30) days after presentment of invoices or receipt of amounts applicable to this Subsection.

c) This Section 5.3 shall survive the Closing and not be merged therein.

5.4 Costs to be Paid by Sellers. Sellers shall pay or be charged with the following costs and expenses in connection with this transaction:

a) The cost of recording the CCRs and any memorandums of ground lease with respect to the Polaris Ground Leases and the Tanasbourne Ground Lease;

b) one half (1/2) of the escrow fee and the reasonable closing fees charged by the Escrow Agent;

c) the fees and expenses of Seller’s attorney(s); and

d) those costs and expenses allocated to a respective Seller based on the location and custom for the respective Properties as more particularly set forth on Schedule 5.4 attached hereto.

5.5 Costs to be Paid by Buyer. Buyer shall pay the following costs and expenses in connection with this transaction:

a) the cost of recording the Deeds and the Assignment of Agreements (as hereinafter defined);

b) one-half (1/2) of the escrow fee and the reasonable closing fees charged by the Escrow Agent;

c) the cost of the Survey, if obtained;

d) all costs and expenses in connection with Buyer’s financing, including the filing of all documents necessary to complete such financing;

e) all costs incurred by Buyer in connection with its due diligence or other activities related to the Property;

f) the fees and expenses of Buyer’s attorney(s); and

g) those costs and expenses allocated to Buyer based on the location and custom for the respective Properties as more particularly set forth on Schedule 5.4 attached hereto.

5.6 Security Deposits. Attached hereto as Schedule 5.6 is a list of all security deposits held by each Seller under the Leases as of the Effective Date (excluding any Leases with respect to the Excluded Properties) (the “Security Deposits”). At Closing, all Security Deposits from the tenants under the Leases, to the extent paid by such tenants to a Seller and not applied by such Seller prior to Closing (including, without limitation, application by Seller against any accounts receivable from such tenants that are due Seller), shall be credited to Buyer as a credit against the Purchase Price and shall be retained by Seller free and clear of any and all claims on the part of tenants. In the event a Security Deposit is in the form of a letter of credit, Seller shall use commercially reasonable efforts, at no material cost or expense to Seller, to cause such letter of credit to be transferred to Buyer as the named beneficiary. A Seller may only apply such Security Deposits where a formal notice of default has been issued to a tenant in accordance with its Lease. From and after Closing, Buyer shall be responsible for maintaining as Security Deposits and other deposits the aggregate amount so credited to Buyer in accordance with all applicable laws, rules and regulations, and in accordance with the provisions of the Leases relevant thereto. This Section 5.6 shall survive the Closing and not be merged therein.

5.7 Leasing Commissions; Tenant Improvement Allowances. Attached hereto as Schedule 5.7 is list of all unpaid leasing commissions and tenant improvement allowances as of the Effective Date that are the responsibility of a Seller with respect to any Leases which exist as of the Effective Date (each an “Existing Lease” and collectively, the “Existing Leases”). At (and subject to) Closing, to the extent there are any unpaid leasing commissions and tenant improvement allowances with respect to any Existing Lease, Buyer shall (i) receive a credit against the Purchase Price in the amount of any unpaid leasing commissions and tenant improvement allowances with respect to such Existing Leases, and (ii) assume the obligation for the payment of unpaid leasing commissions and tenant improvement allowances with respect to Existing Leases. In addition, Buyer shall be responsible for any and all leasing commissions, tenant improvement expenses and other leasing incentives in respect of any new lease or any renewal, extension or expansion of any Existing Lease entered into after the Effective Date that was approved or consented to by Buyer (or deemed approved or consented to by Buyer) in accordance with this Agreement (each a “New Lease” and collectively, the “New Leases”). At (and subject to) Closing, to the extent there are any leasing commissions and tenant improvement allowances with respect to any New Lease that have been paid by a Seller prior to Closing, Buyer shall (i) pay and reimburse to such Seller the amounts paid by such Seller for such leasing commissions, tenant improvement expenses and other leasing incentives with respect to such New Leases, and (ii) assume the obligation for the payment of unpaid leasing commissions, tenant improvement expenses and other leasing incentives with respect to New Leases. If and to the extent Buyer shall be responsible for any such leasing commissions, tenant improvement expenses and other leasing incentives in accordance with the foregoing, Buyer hereby expressly assumes the obligation to make such payments following the Closing Date, and Buyer shall indemnify, defend, and hold harmless Sellers from and against any and all losses, costs, expenses, liabilities, claims and damages (including reasonable attorneys’ fees, court costs and litigation expenses) suffered by Sellers as a result of Buyer’s failure to pay the aforementioned costs to the applicable broker or tenant when they become due and payable. All of the obligations of Buyer under this Section 5.7 shall survive Closing.

5.8 Percentage Rent. If any tenant of the Properties is obligated to pay percentage rent based upon the calendar year or lease year in which the date of Closing Date occurs, as determined based upon the period in which percentage rent is calculated under the applicable Lease (the “Percentage Rent Year”), Buyer shall, within thirty (30) days after receipt of such payment with respect to the Percentage Rent Year, pay to the applicable Seller that portion which is equal to the number of days which elapsed between the commencement date of the Percentage Rent Year for each such tenant, and the Closing Date, and the total number of days in such Percentage Rent Year. If a Seller has received payments of percentage rent based on any Percentage Rent Year in which the date of Closing occurs, in excess of such Seller’s share as calculated above, such Seller shall promptly pay such excess to Buyer. This Section 5.8 shall survive the Closing and not be merged therein.

5.9 Additional Credits. Without duplication of any other proration or credit provided pursuant to this Agreement, Sellers and Buyer further agree to such credits, adjustments, terms and provisions as more fully set forth on Schedule 5.9 attached hereto.

5.10 New Seasons Allowance and Work. Notwithstanding anything to the contrary as contained in this Agreement, but without duplication of any other proration or credit provided pursuant to this Agreement, Tanasbourne Seller and Buyer acknowledge and agree with respect to the Lease with New Seasons Market (“New Seasons”) at the Tanasbourne Property (the “New Seasons Lease”) as follows:

a) New Seasons has requested to assume certain portions of the landlord work otherwise provided for in the New Seasons Lease and that may constitute portions of the Tanasbourne Work, and to be reimbursed by landlord (under the New Seasons Lease) for a portion of such costs incurred by New Seasons in completing such assumed work, all as more fully set forth on Schedule 5.10 attached hereto (the “New Seasons Assumed Work”).

b) Tanasbourne Seller shall use commercially reasonable efforts to enter into a lease amendment with New Seasons prior to Closing, on such terms as are reasonably acceptable to Tanasbourne Seller and Buyer, to document the New Seasons Assumed Work (the “New Seasons Lease Amendment”); provided, however, nothing contained in this Agreement shall obligate Tanasbourne Seller to enter into any such New Seasons Lease Amendment, and such New Seasons Lease Amendment shall not be a condition to Buyer’s obligation to close on the purchase of the Property pursuant to the terms of this Agreement.

c) At Closing, Tanasbourne Seller shall credit to Buyer the amount of any unpaid base tenant improvement allowance pursuant to the New Seasons Lease, in accordance with and as more particularly set forth in Section 5.7 and as specified on Schedule 5.7 attached hereto (the “New Seasons Base Tenant Allowance Credit”).

d) In addition to the New Seasons Base Tenant Allowance Credit, at Closing Tanasbourne Seller shall credit to Buyer the amount of the New Seasons Assumed Work Expected Additional Allowance (as hereinafter defined). The estimated amounts of any such New Seasons Assumed Work Expected Additional Allowance as of the Effective Date is set forth on Schedule 5.10 attached hereto, which amounts remain subject to updating as of Closing in accordance with the terms provided for herein. The foregoing credit shall be reasonably calculated and updated by Tanasbourne Seller as of Closing based on the then reasonably determined amounts for the New Seasons Assumed Work Expected Additional Allowance. As used herein, “New Seasons Assumed Work Expected Additional Allowance” shall mean the amount to be reimbursed by landlord to New Seasons under and pursuant to the New Seasons Lease based on the actual and reasonable documented costs incurred by New Seasons with respect to the New Seasons Assumed Work completed by New Seasons following Closing. Notwithstanding the foregoing or anything to the contrary as contained in this Agreement: (1) if following Closing the actual amount to be reimbursed by landlord to New Seasons under and pursuant to the New Seasons Lease based on the actual and reasonable documented costs incurred by New Seasons with respect to the New Seasons Assumed Work completed by New Seasons following Closing is less than the New Seasons Assumed Work Expected Additional

Allowance (once all such New Seasons Assumed Work is complete and is subject to reimbursement in accordance with the New Seasons Lease), then the excess portion of the credit received by Buyer at Closing shall be refunded promptly to Tanasbourne Seller by Buyer; and (2) if following Closing the actual amount to be reimbursed by landlord to New Seasons under and pursuant to the New Seasons Lease based on the actual and reasonable documented costs incurred by New Seasons with respect to the New Seasons Assumed Work completed by New Seasons following Closing exceeds the New Seasons Assumed Work Expected Additional Allowance (once all such New Seasons Assumed Work is complete and is subject to reimbursement in accordance with the New Seasons Lease), then Tanasbourne Seller shall promptly pay to Buyer such additional amounts not previously credited to Buyer at Closing.

e) At (and subject to) Closing, Buyer expressly assumes the obligation for the payment in full of such New Seasons Assumed Work Expected Additional Allowance to New Seasons following Closing, and Buyer shall indemnify, defend, and hold harmless Sellers from and against any and all losses, costs, expenses, liabilities, claims and damages (including reasonable attorneys’ fees, court costs and litigation expenses) suffered by Sellers as a result of Buyer’s failure to pay any such amounts to New Seasons when they become due and payable, subject to Tanasbourne Seller’s obligation in subsection (d) above, if any, to pay Buyer any additional amounts not credited to Buyer at Closing.

f) Any such work that constitutes New Seasons Assumed Work and that is subject to the New Seasons Assumed Work Expected Additional Allowance shall no longer constitute portions of the Tanasbourne Work and shall not be subject to any credit to Buyer with respect to such Tanasbourne Work.

g) Following Closing, Buyer covenants and agrees: (x) to promptly deliver written notice to Tanasbourne Seller, at Tanasbourne Seller’s reasonable request, as to the status of the New Seasons Lease, such tenant opening for business, the completion of the New Seasons Assumed Work, the documented costs incurred by New Seasons with respect to the New Seasons Assumed Work (and the actual amount to be reimbursed by landlord to New Seasons under and pursuant to the New Seasons Lease in connection therewith), the completion and/or delivery of any tenant obligations or requirements as may be necessary for the disbursement and/or reimbursement of any requested tenant allowance or similar funds, and such other related matters as may be reasonably requested by Tanasbourne Seller; (y) to comply with the terms of the New Seasons Lease so as to ensure there is no landlord caused delay with respect to the New Seasons Lease or other landlord defaults thereunder, and that there is no increase in New Seasons Assumed Work Expected Additional Allowance; and (z) shall not amend or modify the New Seasons Lease or otherwise take any action that would reasonably be expected to increase the New Seasons Assumed Work Expected Additional Allowance.

h) This Section 5.10 shall survive the Closing and not be merged therein.

SECTION 6 POSSESSION AND CLOSING.

6.1 Closing. The transaction contemplated herein shall be closed via an escrow established at the office of the Escrow Agent at such time and on such date as may be agreed upon by Buyer and Sellers; provided, however, that the closing shall occur on or before 3:00 PM (Eastern Time) on the thirtieth (30th) day following the Effective Date. The time and date of such closing is referred to herein as the “Closing Date” or the “Closing”.

6.2 Sellers’ and Buyer’s Closing Deliveries.

a) To effect the Closing, each Seller shall deliver to the Escrow Agent the following with respect to such Seller’s Property:

(i)
the Deed;
(ii)
signed counterparts of the Assignment of Leases (which shall include an assignment and assumption of Seller’s interest in the Cable Agreements and Temporary Occupancy Agreements, if any);
(iii)
a certificate and affidavit of non-foreign status;
(iv)
a completed 1099-S request for taxpayer identification number and certification and acknowledgment;
(v)
the Title Affidavit;
(vi)
signed notices to all tenants and other occupants of the Property, substantially in the form of Exhibit “E” attached hereto and made a part hereof (the “Tenant Notice Letters”), advising them of the sale of the Property and directing them where to send all future rent and notices;
(vii)
signed notices to any third parties subject to any title matters disclosed in a Commitment, advising them of the sale of the respective Property, as any Seller may deem reasonably necessary based on any notice requirements in such title matters;
(viii)
certificates or resolutions of Seller authorizing the sale of the Property pursuant to this Agreement and the authority of the officer executing the closing documents on behalf of Seller;

(ix)
a Bill of Sale and General Assignment in favor of Buyer conveying Seller’s interest, if any and without warranty, in and to the Fixtures, the Personal Property, the Intellectual Property, the Intangible Property, the Warranties and the Permits (and which shall also include the Tanasbourne Contracts and Tanasbourne Plans with respect to the Tanasbourne Property and the Tanasbourne Work (except to the extent relating to the Tanasbourne Excluded Property), as well as the Kenwood Contracts and Kenwood Plans with respect to the Kenwood Property and the Kenwood Work), substantially in the form of Exhibit “F” attached hereto and made a part hereof (the “General Assignment”);
(x)
a certificate updating Seller’s representations and warranties set forth in Section 9.1 below, substantially in the form of Exhibit “I” attached hereto (the “Bring Down Certificate”);
(xi)
an updated rent roll with respect to the Leases for the Property dated not more than three (3) business days prior to the Closing Date;
(xii)
with respect to each Excluded Property, a License Agreement in favor of Seller, granting Seller (or its affiliate) the non-exclusive right to use the Intellectual Property, substantially in the form of Exhibit “K” attached hereto and made a part hereof (the “License Agreement”);
(xiii)
an Assignment and Assumption of Agreement(s) duly executed by each respective Seller in the form of Exhibit “Q” attached hereto (the “Assignment of Agreements”), such Assignment of Agreements to be recorded in the applicable land records at Closing and following the Deed, and such recording to be at Buyer’s sole cost and expense, pursuant to which the respective Seller assigns to Buyer and Buyer assumes from such Seller all of such Seller’s right, title and interest (as and if any, and including, but not limited to, any rights that Seller may has as “Declarant”, “Developer” or other such title) in, to and under any respective REA (as hereinafter defined) to the extent applicable to such Seller’s Property; provided, however, such assignment shall be without representation or warranty by such Seller, shall be at no cost, expense or liability to such Seller, and shall not amend, modify, limit, impair, assign or transfer any rights or interests of such Seller or such Seller’s affiliates in and to the Excluded Properties;
(xiv)
with respect to each Polaris Ground Lease then in effect as of Closing, a First Amendment to Ground Lease fully executed by Polaris Seller and the affiliate of Polaris Seller that is the ground lessee thereunder, such First Amendment to Ground Lease to be in the form of Exhibit “R” attached hereto and made a part hereof;

(xv)
with respect to each Tanasbourne Ground Lease then in effect as of Closing, a First Amendment to Ground Lease fully executed by Tanasbourne Seller and the affiliate of Tanasbourne Seller that is the ground lessee thereunder, such First Amendment to Ground Lease to be in the form of Exhibit “R” attached hereto and made a part hereof;
(xvi)
such other closing documents as may be reasonably necessary to consummate the transactions contemplated herein; and
(xvii)
a settlement statement with respect to the Closing.

b) In addition, within three (3) business days following the Closing, each Seller shall deliver to Buyer executed counterparts of all Leases and any amendments, guarantees and other documents relating thereto, including all tenant Lease files, to the extent in Seller’s possession.

c) Each Seller shall have access to such Seller’s Property for a period of three (3) business days following the Closing Date for the purpose of removing Seller proprietary property (marketing and other signage of such Seller) and otherwise removing items at the Property identifying Seller (“Seller’s Marketing Signs”), which Sellers are hereby required to remove. Each Seller shall promptly repair at such Seller’s cost all damage caused by any such removal. Each Seller agree to indemnify, defend and hold Buyer harmless from and against any and all losses, costs, expenses and liabilities suffered by Buyer as a result of such Seller’s removal (or failure to remove) of Seller’s Marketing Signs from the Property. The foregoing indemnity shall survive Closing for a period of one (1) year.

d) To effect the Closing, Buyer shall deliver to the Escrow Agent the following with respect to each Property:

(i)
signed counterparts of the Assignment of Leases, the Tenant Notice Letters, the General Assignment, the License Agreement, and the Assignment of Agreements;
(ii)
a settlement statement with respect to the Closing;
(iii)
such other closing documents as may be reasonably necessary to consummate the transactions contemplated herein; and
(iv)
a letter to Seller on Buyer’s letterhead directing Seller where any amounts delivered by the tenants to Seller following the Closing that relate to Buyer’s period of ownership should be delivered, including, without limitation, Buyer’s wiring instructions.

e) Unless otherwise provided herein, all documents and funds necessary for Closing shall be deposited in escrow as of 11:00 AM Eastern Time on the Closing Date. At Closing, the Escrow Agent shall simultaneously:

(i)
deliver the Deeds to Buyer by filing the Deeds for record in the public records for the jurisdiction in which the Property is located;
(ii)
pay to Sellers the Purchase Price less any credits to which Buyer is entitled, charge Seller and Buyer for the closing costs as set forth in Section 5 above, and disburse the Earnest Deposit to Sellers, all in accordance with the agreed upon settlement statement;
(iii)
cause the Title Company to issue each Title Policy; and
(iv)
Sellers shall deliver exclusive possession of the Properties to Buyer at the Closing, except for the rights of any parties under the Permitted Exceptions.

f) Within three (3) days following the Closing Date, Buyer or Escrow Agent, at Buyer’s option, cost and expense, shall assemble fully executed versions of the Tenant Notice Letters and deliver them to the tenants pursuant to the Leases and Temporary Occupancy Agreements. Copies of the fully executed Tenant Notice Letters, together with evidence of their delivery, shall be provided to each of Buyer and Sellers within three (3) business days following delivery to the tenants. The provisions of this Section 6.2(f) shall survive Closing.

6.3 Estoppels.

a) In accordance with the further terms and conditions of this Section 6.3, Sellers shall use their commercially reasonable efforts to provide tenant estoppel certificates (the “Tenant Estoppels”) from the tenants under the Leases. Notwithstanding the foregoing, at a minimum Sellers shall deliver to Buyer at or prior to Closing a Tenant Estoppel from: (i) all tenants that are open and occupying more than twenty thousand (20,000) square feet of space, which tenants as of the Effective Date are more particularly set forth on Schedule 6.3(a) attached hereto (each a “Major Tenant”) (provided, however, Jo-Ann Fabrics is expressly excluded from the Major Tenants and the estoppel requirements provided for herein, and while Tenant Estoppels shall be requested from Jo-Ann Fabrics with respect to the Polaris Property and the Fountains Property, receipt of any such Tenant Estoppel(s) from Jo-Ann Fabrics shall not be required hereunder and shall not be a condition to Closing; and (ii) tenants under the Leases leasing not less than sixty-five percent (65%) of the remaining open and occupied gross leasable area of the Properties that are subject to Leases with an original term of more than twelve (12) months (“Non-Major Tenants”) (excluding from such remaining open and occupied gross leasable area any space occupied by the Major Tenants, as well as Jo-Ann Fabrics at the Polaris Property and the Fountains Property). The Tenant Estoppels required to be delivered pursuant to subparts (i) and (ii) in the preceding sentence and that are a condition to Closing as more particularly set forth herein are defined collectively as the “Required Estoppels”.

b) The form of the Tenant Estoppel shall be substantially in the form of Exhibit "G" attached hereto and made a part hereof; provided, however, that if any tenant is required or permitted under the terms of its Lease to provide less information or to otherwise make different statements in a certification of such nature than are set forth on Exhibit "G", then Buyer shall accept any estoppel certificate and any modifications made to such estoppel certificate to the extent that such changes are consistent with the minimum requirements set forth in such tenant's lease; and provided further, however, that under no circumstances shall Buyer be required to accept any tenant estoppel certificate delivered in connection with this Section 6.3 to the extent the tenant discloses therein (i) any material default by a Seller under such tenant's Lease (subject to Schedule 5.9, including, without limitation, the exclusions provided for therein for any Kenwood HVAC Matters (as hereinafter defined) or roofing matters as may be disclosed in any Tenant Estoppels and Buyer’s acceptance of any and all Kenwood HVAC Matters and roofing matters as may be disclosed in any such Tenant Estoppels), or (ii) additional information that is materially and adversely inconsistent than the terms of the Lease and not previously disclosed to Buyer pursuant to the Due Diligence Material, the Commitment, the Survey or the Reports or otherwise known to Buyer prior to the Effective Date.

c) Buyer shall, within three (3) business days after Buyer's receipt of any executed Tenant Estoppels from Sellers, respond to Sellers in writing with any specific comments or concerns that Buyer has with respect to such Tenant Estoppels as a result of Buyer's review of such Tenant Estoppels and the applicable Lease for such tenant. If Buyer fails to respond to Sellers within such three (3) business day period, the Tenant Estoppels delivered by Seller shall be deemed accepted by Buyer.

d) Any Tenant Estoppel that is deemed delivered in accordance with the terms of the applicable tenant’s Lease shall satisfy the delivery requirement for such tenant under this Agreement so long as it is delivered to Buyer prior to the time required in Section 6.3(b). Additionally, in the event that any Seller has been unable to obtain a Tenant Estoppel from any Non-Major Tenants as of the Closing Date, such Seller shall have the option, but not the obligation, to deliver Seller estoppel certificates (“Seller Estoppels”) at or prior to Closing for any such Non-Major Tenants occupying up to an aggregate of 15,000 square feet for any respective Property, which Seller Estoppels shall state the economic terms of the applicable Lease, as well as state whether or not, to such Seller's actual knowledge, Seller has delivered to, or received from, any such tenants, a written notice of default, which default remains uncured as of the date of such Seller Estoppel; provided, however, Buyer shall have no obligation to accept Seller Estoppels with respect to the Major Tenants. A Seller Estoppel (if given) shall be an acceptable substitute for the respective Tenant Estoppel not yet received and shall count toward the delivery requirement with respect to the Required Estoppels. The statements made by any Seller in any Seller Estoppel shall be deemed to be representations and warranties of such Seller contained in this Agreement to the same extent, and with the same effect, as if such representations and warranties were set forth in Section 9.1 of this Agreement, and shall be subject to all of the terms and provisions of Section 9.1 of this Agreement, including, without limitation, the Floor (as hereinafter defined), the Cap (as hereinafter defined) and the Survival Period (as hereinafter defined). Notwithstanding anything contained herein to the contrary, in the event a Seller delivers a Seller Estoppel to Buyer and at any time thereafter (whether before or after Closing) either Seller or Buyer obtains a Tenant Estoppel that satisfies the requirements of Section 6.3(b) hereof that corresponds to a delivered Seller Estoppel (a “Corresponding Tenant Estoppel”), then such Corresponding Tenant Estoppel shall be substituted for the corresponding Seller Estoppel and, upon Buyer's receipt of such Corresponding Tenant Estoppel, the corresponding Seller Estoppel shall automatically become null and void and be of no further force or effect and such Seller shall have no liability therefor.

e) In the event Sellers have been unable to obtain the Required Estoppels at or prior to Closing, Sellers shall have the right, upon written notice to Buyer, to extend the Closing Date by up to thirty (30) days in order to allow Sellers additional time to obtain all Required Estoppels; provided, however, in the event such extension is exercised as provided for herein, the parties shall then proceed to Closing within five (5) business days following receipt and delivery to Buyer of all such Required Estoppels. Sellers shall have no obligation to update any Tenant Estoppels described in this Section 6.3 at or prior to Closing. Notwithstanding anything contained herein to the contrary, if Buyer has not received the Required Estoppels in accordance with the terms of this Section 6.3 at or before the scheduled Closing (as may be extended), Sellers shall not be deemed in default of this Agreement, but rather a failure of a condition to Closing shall have occurred, and Buyer shall have the right to (i) terminate this Agreement by delivery of written notice to Sellers, in which event the Earnest Deposit shall be returned to Buyer promptly and neither Sellers nor Buyer shall have any further rights or obligations hereunder, except for those obligations which are expressly stated in this Agreement to survive any termination of this Agreement, or (ii) waive such requirement and proceed to Closing.

f) Additionally, Seller agrees to request Subordination, Non-Disturbance and Attornment Agreements (“SNDAs”) in a commercially reasonable form as may be provided by Buyer or Buyer’s lender, from such tenants under the Leases as may be requested by Buyer’s lender; provided however, nothing contained in this Agreement shall obligate Seller to obtain, negotiate or otherwise complete any SNDAs on behalf of Buyer or Buyer’s lender, and delivery of any SNDAs shall not be a condition to Buyer’s obligation to close on the purchase of the Property pursuant to the terms of this Agreement. Buyer shall deliver the identity of its lender to Seller, together with the fully completed SNDA forms as to such tenants where Buyer’s lender is requesting an SNDA, by no later than five (5) business days following the Effective Date; provided, however, that if no such SNDA forms are provided to Seller prior to such deadline, then Seller shall be under no obligation to request SNDAs hereunder.

g) Subject to the terms contained herein, Sellers agree to request estoppel certificates (“REA Estoppels”) from all unaffiliated third parties under those certain reciprocal easement agreements, restriction documents, covenants agreements and the like affecting the Properties as more particularly set forth on Schedule 6.3(g) attached hereto (“REAs”). Promptly following the Effective Date, Buyer shall deliver to Sellers a completed, unexecuted commercially reasonable form of REA Estoppel for each such REA where Buyer wishes Sellers to send an REA Estoppel request (which form of REA Estoppel remains subject to Sellers’ reasonable review and approval), together with the current tax mailing address for any such unaffiliated third party under such REA from which such

REA Estoppel would be requested. Sellers agree to send such REA Estoppel request to any such unaffiliated third party within five (5) business days after Sellers have reviewed and approved the form of REA Estoppel, and Sellers shall request that such unaffiliated third party execute the same; provided, however, that: (i) nothing in this Agreement shall obligate Sellers to obtain any such REA Estoppels; (ii) in no event shall any Seller’s failure to obtain any such REA Estoppels be deemed a default under this Agreement; and (iii) the delivery or non-delivery of any such REA Estoppels shall not be a condition to Buyer’s obligation to close on the purchase of the Properties pursuant to the terms of this Agreement or otherwise give rise to any termination rights hereunder.

6.4 Covenants of Seller Pending Closing.

a) From and after the Effective Date through the Closing Date, each Seller shall not, except as set forth as Schedule 6.4 attached hereto: (i) modify, cancel, extend or otherwise change in any manner the terms and provisions of the Leases (but the foregoing shall not prevent landlord from accepting any notice of extension, cancellation or other action received from a tenant pursuant to a right set forth in its Lease, provided that Seller shall give prompt written notice to Buyer of any such extension, cancellation or other similar action); (ii) enter into any contracts for services or otherwise that may be binding upon the Property following Closing or upon Buyer; (iii) grant any easements on the Property; or (iv) enter into any new leases of space in the Property; in each instance without the express prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. Buyer agrees to deliver to Seller such consent or refusal of consent, in writing (and in the event Buyer refuses consent, Buyer shall include with such written refusal, with reasonable specificity, Buyer’s reasons for refusing consent), within five (5) business days after receipt of a written request from Seller seeking any such consent. In the event Buyer fails to deliver to Seller such consent or refusal of consent (including Buyer’s reasons therefor), in writing, within five (5) business days after receipt of a written request from Seller, Buyer shall be deemed to have consented, in all respects, to any and all matters set forth in the written request from Seller. Notwithstanding the foregoing or anything to the contrary as contained in this Agreement, Sellers are expressly permitted, without any consent required from Buyer, to (1) enter into and record the Excluded Property Title Matters, and (2) enter into, amend, modify, cancel or otherwise change any contracts, Leases or new leases to the extent applicable to any Excluded Property.

b) From the Effective Date through the Closing Date, each Seller shall continue to operate the Property in substantially the same manner as Seller has prior to the Effective Date.

c) Except as otherwise provided for in this Agreement (including, without limitation, as provided in Section 3.2(c), Section 4, Section 6.4(a), Section 15.19 or as may otherwise relate to the Excluded Property, the Excluded Property Title Matters, the Tanasbourne Work, the Tanasbourne Contracts, the Kenwood Work or the Kenwood Contracts), from the Effective Date and through the Closing Date, each Seller shall not create any new encumbrance or lien affecting title to the Property, other than liens and encumbrances that can be discharged prior to Closing.

d) Subject to such matters to be assumed by Buyer or otherwise prorated or credited as provided for herein, Sellers agrees to be responsible for all amounts due for labor or materials which have been furnished to a Property by or on behalf of Seller prior to Closing. Sellers shall provide access in Sellers’ offices to tenant correspondence files, and provide copies of annual variance reports. Seller shall promptly forward to Buyer copies of any tenant default letters issued or received on any Lease. In addition, Sellers shall deliver monthly accounts receivables and income statements to Buyer within ten (10) business days of the end of every month.

e) Polaris Seller and Fountains Seller shall use commercially reasonable efforts, at no cost or expense to such Sellers, to facilitate the transfer upon Closing of any rights of such Sellers as landlord under Leases with Jo-Ann Fabrics with respect to the Polaris Property and the Fountains Property in connection with any bankruptcy claims or filings relating to Jo-Ann Fabrics, to the extent reasonably requested by Buyer and which rights or claims relate to all periods following Closing (with Sellers expressly retaining all rights and claims with respect to all periods prior to Closing).

SECTION 7 CONDITION OF PROPERTY.

7.1 “As-Is” Condition. BUYER HEREBY EXPRESSLY ACKNOWLEDGES AND AGREES THAT BUYER WILL HAVE, AS OF CLOSING, THOROUGHLY INSPECTED AND EXAMINED THE STATUS OF TITLE TO THE PROPERTIES AND THE PHYSICAL CONDITION OF THE PROPERTIES TO THE EXTENT DEEMED NECESSARY BY BUYER IN ORDER TO ENABLE BUYER TO EVALUATE THE PURCHASE OF THE PROPERTIES. BUYER HEREBY FURTHER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, BUYER IS RELYING SOLELY UPON THE INSPECTION, EXAMINATION, AND EVALUATION OF THE PHYSICAL CONDITION OF THE PROPERTIES BY BUYER AND HAS NOT RELIED UPON ANY WRITTEN OR ORAL REPRESENTATIONS, WARRANTIES OR STATEMENTS, WHETHER EXPRESS OR IMPLIED, MADE BY SELLERS, OR ANY PARTNER OF SELLERS, OR ANY AFFILIATE, AGENT, EMPLOYEE, OR OTHER REPRESENTATIVE OF ANY OF THE FOREGOING OR BY ANY BROKER OR ANY OTHER PERSON REPRESENTING OR PURPORTING TO REPRESENT SELLERS WITH RESPECT TO THE PROPERTIES, THE CONDITION OF THE PROPERTIES OR ANY OTHER MATTER AFFECTING OR RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. BUYER IS PURCHASING, AND AT CLOSING WILL ACCEPT, THE PROPERTIES ON AN “AS IS,” “WHERE IS” AND “WITH ALL FAULTS” BASIS, WITHOUT REPRESENTATIONS, WARRANTIES AND/OR COVENANTS, EXPRESS OR IMPLIED, OF ANY KIND OR NATURE; EXCEPT FOR THE

REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT. BUYER ACKNOWLEDGES THAT SELLERS HAVE MADE NO AGREEMENT TO ALTER, REPAIR OR IMPROVE THE PROPERTIES EXCEPT FOR THE REQUIREMENTS OF THE TANASBOURNE WORK AND THE KENWOOD WORK.

AS USED IN THE PRIOR PARAGRAPH, THE TERM “CONDITION OF THE PROPERTIES” MEANS THE FOLLOWING MATTERS: (I) THE QUALITY, NATURE AND ADEQUACY OF THE PHYSICAL CONDITION OF THE PROPERTIES, INCLUDING, WITHOUT LIMITATION, THE QUALITY OF THE DESIGN, LABOR AND MATERIALS USED TO CONSTRUCT THE IMPROVEMENTS INCLUDED IN THE PROPERTIES; THE CONDITION OF STRUCTURAL ELEMENTS, FOUNDATIONS, ROOFS, GLASS, MECHANICAL, PLUMBING, ELECTRICAL, HVAC, SEWAGE, AND UTILITY COMPONENTS AND SYSTEMS; THE CAPACITY OR AVAILABILITY OF SEWER, WATER, OR OTHER UTILITIES; THE GEOLOGY, FLORA, FAUNA, SOILS, SUBSURFACE CONDITIONS, GROUNDWATER, LANDSCAPING, AND IRRIGATION OF OR WITH RESPECT TO THE PROPERTIES; THE LOCATION OF THE PROPERTIES IN OR NEAR ANY SPECIAL TAXING DISTRICT, FLOOD HAZARD ZONE, WETLANDS AREA, PROTECTED HABITAT, GEOLOGICAL FAULT OR SUBSIDENCE ZONE, HAZARDOUS WASTE DISPOSAL OR CLEAN-UP SITE, OR OTHER SPECIAL AREA; THE EXISTENCE, LOCATION, OR CONDITION OF INGRESS, EGRESS, ACCESS, AND PARKING; THE CONDITION OF THE PERSONAL PROPERTY AND ANY FIXTURES; AND THE PRESENCE OF ANY ASBESTOS OR OTHER HAZARDOUS MATERIALS, DANGEROUS, OR TOXIC SUBSTANCE, MATERIAL OR WASTE IN, ON, UNDER OR ABOUT THE PROPERTIES AND THE IMPROVEMENTS LOCATED THEREON; AND (II) THE COMPLIANCE OR NON-COMPLIANCE OF SELLERS OR THE OPERATION OF THE PROPERTIES OR ANY PART THEREOF IN ACCORDANCE WITH, AND THE CONTENTS OF: (A) ALL CODES, LAWS, ORDINANCES, REGULATIONS, AGREEMENTS, LICENSES, PERMITS, APPROVALS AND APPLICATIONS OF OR WITH ANY GOVERNMENTAL AUTHORITIES ASSERTING JURISDICTION OVER THE PROPERTIES, INCLUDING, WITHOUT LIMITATION, THOSE RELATING TO ZONING, BUILDING, PUBLIC WORKS, PARKING, FIRE AND POLICE ACCESS, HANDICAP ACCESS, LIFE SAFETY, SUBDIVISION AND SUBDIVISION SALES, AND HAZARDOUS MATERIALS, DANGEROUS, AND TOXIC SUBSTANCES, MATERIALS, CONDITIONS OR WASTE, INCLUDING, WITHOUT LIMITATION, THE PRESENCE OF HAZARDOUS MATERIALS IN, ON, UNDER OR ABOUT THE PROPERTIES THAT WOULD CAUSE STATE OR FEDERAL AGENCIES TO ORDER A CLEAN UP OF THE PROPERTIES UNDER ANY APPLICABLE LEGAL REQUIREMENTS; AND (B) ALL AGREEMENTS, COVENANTS, CONDITIONS, RESTRICTIONS (PUBLIC OR PRIVATE), CONDOMINIUM PLANS, DEVELOPMENT AGREEMENTS, SITE PLANS, BUILDING PERMITS, BUILDING RULES, AND OTHER INSTRUMENTS AND DOCUMENTS GOVERNING OR AFFECTING THE USE, MANAGEMENT, AND OPERATION OF THE PROPERTIES.

Except as specifically set forth in this Agreement, Buyer acknowledges and agrees that it has not (and shall not) rely upon any statement and/or information from whomsoever made or given (including, but not limited to, any broker, attorney, agent, employee or other person representing or purporting to represent Sellers) directly or indirectly, verbally or in writing, and Sellers are not and shall not be liable or bound by any such statement and/or information.

Except as specifically set forth in this Agreement, Sellers specifically disclaim any representation, warranty or guaranty with respect to the Properties, express or implied, including, but not limited to, any representation or warranty as to any Property’s condition, fitness for a particular purpose, quality, freedom from defects or contamination (whether or not detectable by inspection), compliance with zoning or other legal requirements or as to the availability or existence of any utility or other governmental or private services or as to the amount of taxes assessed to any Property.

7.2 Release of Claims Under Environmental Laws. Buyer hereby waives and releases each Seller from any claims arising out of the environmental condition of the Properties and all claims under any applicable federal, state or local environmental laws (“Environmental Laws”). For purposes of this Agreement, the term “Environmental Laws” shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq. and the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., as amended from time to time; and any similar federal, state and local laws and ordinances and the regulations and rules implementing such statutes, laws and ordinances. This Section shall survive Closing and delivery of the Deeds.

SECTION 8 DUE DILIGENCE.

8.1 Seller’s Due Diligence Materials. Prior to the Effective Date, Sellers have made available (either at a physical location or via electronic data room) or delivered to Buyer, as and if available, a copy of the information set forth on Schedule 8.1 to facilitate Buyer’s due diligence review of the Properties (the “Due Diligence Material”). Sellers, however, shall have no liability with regard to such Due Diligence Material and shall not be required to provide any such Due Diligence Material that is not in a Seller’s custody or control. Seller shall update the Due Diligence Material if Seller receives materials needed to supplement or amend the accuracy of the Due Diligence Material already available. Further, Sellers make no representation or warranty regarding the accuracy of the information contained in the Due Diligence Material and Sellers shall have no obligation or liability with respect to any of the Due Diligence Material. Any costs associated with the Due Diligence Material beyond the first copy provided to Buyer will be at Buyer’s expense. Buyer acknowledges and agrees that all materials, data and information delivered by Sellers to Buyer in connection with the transaction contemplated hereby are provided to Buyer as a convenience only and that any reliance on or use of such materials, data or information by Buyer shall be at the sole risk of Buyer, except as otherwise expressly stated herein.

8.2 Inspections and Reports; Review of Commitment and Survey.

a) Prior to the Effective Date, Buyer has had the opportunity to enter the Properties at any time for the purpose of conducting inspections and investigations reasonably required by Buyer in order to determine the suitability of the Properties for Buyer’s purposes (collectively, the “Inspections”). Prior to the Effective Date, pursuant to Section 3.2 herein, Buyer has also had the opportunity to review the status of title to the Properties as set forth in each Commitment and all matters relating to each Survey. Buyer acknowledges that it has approved the Inspections, the Due Diligence Material and all other aspects of the Properties, and Buyer hereby expressly waives any due diligence contingency or other similar contingency relating to the condition or suitability of the Properties.

b) In the event that Buyer or its representatives desire to access the Properties prior to Closing, Buyer shall obtain Sellers’ prior approval as to the time and manner thereof, which approval shall not be unreasonably withheld, conditioned or delayed. At Sellers’ request, a representative of Sellers may accompany Buyer or its representatives when accessing the Properties. Any such access shall be subject to any limitation under the Leases and shall be performed in a manner which does not interfere with the use, operation, or enjoyment of the Properties, including, but not limited to, the rights of any tenant on the Properties. Buyer shall promptly repair any damage to the Properties attributable to the conduct of the Inspections, and shall promptly return the Properties to substantially the same condition as existed prior to the conduct thereof. Buyer shall cause copies of all information and written materials obtained or generated by third parties in connection with the conduct of all Inspections, including any tests and environmental studies conducted of the Properties (“Reports”), to be delivered to Sellers upon Sellers’ written request without cost to Sellers.

c) Buyer hereby agrees to indemnify, defend and hold harmless Sellers from and against any losses, liabilities, damages, costs or expenses incurred by Sellers as a result of Buyer’s exercise of the right of inspection granted under this Section, except with respect to any losses, liabilities, damages, costs or expenses arising merely out of the discovery of preexisting conditions of the Property not exacerbated by Buyer. Buyer acknowledges and agrees that any such Inspections conducted by Buyer or Buyer’s agents and representatives shall be solely at the risk of Buyer. Buyer shall carry commercial general liability insurance covering all activities conducted by Buyer, its agents, contractors and engineers on the Properties. Such insurance shall have limits of not less than One Million Dollars ($1,000,000.00) for personal injury to or death of any one person, Two Million Dollars ($2,000,000.00) for personal injury to or death of any number of persons in any one accident and One Million Dollars ($1,000,000.00) for property damage, and shall name Sellers, its agents, employees, and representatives as an additional insured. Insurance carried by the Buyer shall be primary and non-contributory to any insurance carried by Sellers. Prior to any entry onto the Properties by Buyer or its agents or representatives, and as a condition to Buyer’s right to enter onto the Properties, Buyer shall provide proof of such insurance to Sellers. All of the obligations of Buyer under this Section shall survive Closing or the termination of this Agreement.

8.3 Confidentiality. Buyer agrees that it shall treat all Due Diligence Material and Reports as confidential materials and shall not disclose any portion thereof except: (i) to the extent necessary in connection with its evaluation of the Properties; (ii) to the extent required by law or regulatory bodies applicable to Buyer, its members, parent companies or affiliates; (iii) to Buyer’s mortgage lender(s) or investors, lawyers, accountants, consultants, insurance and risk management providers, and lender consultants, if any, involved in the transaction contemplated by this Agreement; or (iv) with the express written consent of Sellers; or (v) if otherwise available in the public domain. If this Agreement terminates in accordance with the terms hereof, Buyer shall promptly return to Sellers or destroy all Due Diligence Material it received and shall not retain any copies of the Due Diligence Material. Notwithstanding any provision in this Agreement to the contrary, neither Buyer nor Buyer’s agents shall contact any governmental authority regarding Buyer’s discovery of any Hazardous Substances (as hereinafter defined) on, or any environmental conditions at, any Property without Sellers’ prior written consent thereto, unless required by law. In addition, if Sellers’ consent is obtained by Buyer, Sellers shall be entitled to receive at least five (5) business days prior written notice of the intended contact and to have a representative present when Buyer has any such contact with any governmental official or representative. For the purposes of this Agreement, the term “Hazardous Substances” shall have the same definition as is set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601 et seq. (the “Superfund Act”); provided, however, that the definition of the term “Hazardous Substances” shall also include (if not included within the definition contained in the Superfund Act) petroleum and related byproducts, hydrocarbons, radon, asbestos, urea formaldehyde and polychlorinated biphenyl compounds. Buyer agrees that Sellers may seek injunctive relief to prevent or limit an unauthorized disclosure of the Due Diligence Material and Reports and also may pursue any other remedies available under law or equity as a result of a breach or anticipated breach of this Section. All of the obligations of Buyer under this Section shall survive the termination of this Agreement, unless the transaction closes.

SECTION 9 REPRESENTATIONS AND WARRANTIES.

9.1 By Seller. Each Seller, only with respect to itself and the respective Property owned by such Seller, represents and warrants to Buyer as of the Effective Date that:

a) Seller is a limited liability company duly organized and validly existing under the laws of the State of Delaware.

b) Seller has the capacity and authority to execute this Agreement and perform the obligations of Seller under this Agreement. All action necessary to authorize the execution, delivery and performance of this Agreement by Seller has been taken, and such action has not been rescinded or modified. Upon the execution of this Agreement, this Agreement will be legally binding upon Seller. The person signing this Agreement on behalf of Seller has been duly authorized to sign and deliver this Agreement on behalf of Seller.

c) To the actual knowledge of Seller, the execution and delivery of this Agreement and performance by Seller will not conflict with or result in a violation of, or breach of, or constitute a default under, any law or administrative regulation or any of the terms, conditions or provisions of any judgment, decree, loan agreement, bond, note, resolution, indenture, mortgage, deed of trust or other agreement or instrument to which it is a party and which affects the Property.

d) Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code.

e) To the actual knowledge of Seller and except as may be covered by Seller’s insurance policy or as set forth on Schedule 9.1, Seller has not received written notice of any legal actions, suits or similar proceedings pending and served against the Property, nor, to the actual knowledge of Seller, has any legal action, suit or similar proceeding been threatened in writing against the Property, within the twenty-four (24) month period prior to the Effective Date, which in any case, has not been cured, dismissed, settled or otherwise resolved.

f) To the actual knowledge of Seller, within the twenty-four (24) month period prior to the Effective Date, Seller has not received written notice of any pending actions, nor to Seller’s actual knowledge are there any threatened actions in writing, by any governmental authority having the power of condemnation or eminent domain which might result in all or any material portion of the Property or any interest therein being taken by eminent domain, condemnation or conveyed in lieu thereof, which in any case, has not been cured, dismissed, settled or otherwise resolved.

g) To the actual knowledge of Seller, within the twenty-four (24) month period prior to the Effective Date, Seller has received no written notice from any governmental authority alleging that the Property is in material violation of any zoning or other applicable laws, ordinances or regulations which has not been cured, dismissed, settled or otherwise resolved.

h) To the actual knowledge of Seller: (i) the Polaris Ground Leases, the Tanasbourne Ground Leases, and the Leases and Temporary Occupancy Agreements set forth on Exhibit “C” attached hereto are the only leases and occupancy agreements in effect with respect to the Property or any portion thereof as of the Effective Date, and (ii) complete copies of the Polaris Ground Leases, the Tanasbourne Ground Leases, the Leases and Temporary Occupancy Agreements in Seller’s files have been delivered to Buyer.

i) To the actual knowledge of Seller, and except as disclosed in any environmental assessment or other environmental report or documentation included as part of the Due Diligence Material, within the twenty-four (24) month period prior to the Effective Date, Seller has received no written notice that the Property is in material violation of any Environmental Laws which has not been cured, dismissed, settled or otherwise resolved.

j) To the actual knowledge of Seller, Seller has not executed or entered into any other agreement to purchase, sell, option, lease or otherwise dispose of or alienate all or any portion of the Property other than this Agreement, the Polaris Ground Leases, the Tanasbourne Ground Leases, the Leases and the Permitted Exceptions which remain binding upon Seller or the Property.

k) Except as provided in the Leases and on Schedule 5.7, as of the Effective Date, to the actual knowledge of Seller, no leasing commissions or fees are payable in connection with the Leases.

l) Except as expressly provided in the Polaris Ground Leases, the Tanasbourne Ground Leases, or the Leases, to the actual knowledge of Seller, none of the tenants under the Polaris Ground Leases, the Tanasbourne Ground Leases or the Leases have a right of first refusal to purchase the Property or any part thereof.

m) To the actual knowledge of Seller, there are no attachments, executions, assignments for the benefit of creditors or voluntary or involuntary proceedings in bankruptcy pending against Seller, nor, to the actual knowledge of Seller, has any such actions been threatened against Seller.

n) Except as provided on Schedule 9.1, to the actual knowledge of Seller, within the twenty-four (24) month period prior to the Effective Date, Seller has not received a written notice of a material default by Seller under the Polaris Ground Leases, the Tanasbourne Ground Leases or the Leases that remains outstanding.

o) To the actual knowledge of Seller, within the twenty-four (24) month period prior to the Effective Date, Seller has not received a written notice of default by Seller under any REA encumbering the Property that remains uncured.

p) Seller is not, and will not become, a person or entity with whom U.S. persons are restricted from doing business with under the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of Treasury (including those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), the USA Patriot Act, or other governmental action.

If a Seller discovers that any of the representations or warranties of such Seller in Section 9.1 is inaccurate or incomplete as a result of a change of fact or circumstances, then such Seller shall promptly deliver written notice to Buyer of such change in facts or circumstances (each a “Change Notice”). Upon Seller’s delivery to Buyer of any Change Notice, the representation and warranty described in such Change Notice shall be deemed updated and/or revised as described in the Change Notice, and Seller shall have no liability to Buyer therefor; provided, however, Buyer shall have an option to approve the Change Notice or exercise its right to terminate this Agreement as set forth below. In the event that any representation or warranty by Sellers in Section 9.1 above is materially inaccurate as of the Closing Date as disclosed in the Bring Down Certificate or as otherwise known by Buyer or discovered by Buyer prior to Closing, which results in a Change

Notice being given that Buyer does not approve of, then Buyer, as its sole and exclusive remedy, shall have the right to terminate this Agreement, in which event the Earnest Deposit shall be returned to Buyer by the Escrow Agent, and no party hereto shall have any further obligations hereunder except for such obligations and indemnities which expressly survive the termination of this Agreement, and Buyer expressly waives the right to sue Sellers for damages. Notwithstanding the foregoing, in the event that any representation or warranty by Sellers in Section 9.1 above is materially inaccurate as of the Closing Date as disclosed in the Bring Down Certificate or as otherwise known by Buyer or discovered by Buyer prior to Closing, and if such material inaccuracy is due to either: (i) such representation or warranty otherwise being materially inaccurate as of the Effective Date; or (ii) such representation or warranty becoming materially inaccurate after the Effective Date and prior to Closing due to a breach or default by Seller under this Agreement; which in the event of either (i) or (ii) above results in a Change Notice being given that Buyer does not approve of; then only under such circumstances shall Buyer, as its sole and exclusive remedy, have the right to terminate this Agreement, in which event the Earnest Deposit shall be returned to Buyer by the Escrow Agent, Sellers shall pay Buyer all of Buyer’s actual out-of-pocket costs incurred in connection with this Agreement, including reasonable attorneys’ fees, not to exceed Three Hundred Thousand and 00/100 Dollars ($300,000.00) (the “Reimbursement Amount”) in the aggregate, and no party hereto shall have any further obligations hereunder except for such obligations and indemnities which expressly survive the termination of this Agreement, and Buyer expressly waives the right to sue Sellers for damages. Buyer may bring an action or proceeding alleging the untruth, inaccuracy or breach of any such warranties, representations and agreements that expressly survive Closing as provided for herein within the Survival Period, and the warranties, representations and agreements at issue will survive until full and final determination of the action or proceeding. However, if Buyer proceeds to Closing with actual knowledge of any such untruth, inaccuracy or breach of any warranty, representation or agreement, Buyer is deemed to have waived any claims with respect to each such warranty, representation or agreement. Buyer shall be deemed to have actual knowledge of all matters arising and/or disclosed in any Tenant Estoppels delivered to Buyer at or prior to Closing and all matters contained in the Due Diligence Material and in the Reports, and Sellers’ representation and warranties as contained herein shall be deemed automatically updated to reflect all such matters arising and/or disclosed in any Tenant Estoppel upon delivery of such Tenant Estoppel to Buyer and upon delivery of such Due Diligence Material and Reports. Subject to the limitations in this paragraph, following Closing, each respective Seller shall reimburse Buyer’s damages arising out of any untruth, inaccuracy or breach of any surviving warranty, representation or agreement of such Seller hereunder, provided, however, that: (i) the valid claims for all such breaches hereunder with respect to such Seller aggregate to more than One Hundred Thousand and 00/100 Dollars ($100,000.00) (the “Floor”); (ii) written notice containing a description of the specific nature of such breach shall have been given by Buyer to such Seller after the Closing Date and prior to the expiration of the Survival Period; and (iii) in no event shall such Seller’s aggregate liability to Buyer for all breaches of surviving warranties, representations and agreements hereunder exceed the amount of two percent (2%) of the allocated Purchase Price for the respective Property that is paid by Buyer to such Seller (the “Cap”). The warranties, representations and agreements of each Seller as set forth in this Section 9.1 shall survive Closing and delivery of the Deeds to Buyer for a period of two hundred seventy (270) days (the “Survival Period”) after the Closing Date. As used in this Agreement, any and all references to “Seller’s knowledge,” “Seller’s actual knowledge” or phrases of similar import shall mean the conscious awareness of facts or other relevant information, without investigation or inquiry, by: (i) John Cattonar, Executive Vice President and Chief Investment Officer of SITE Centers Corp.; and (ii) Jeffrey Zambie (as to the Arrowhead Property), Moriah Nevius (as to the Tanasbourne Property), Pippa Brown (as to the Fountains Property), and Nick Gardner (as to the Easton Property, the Kenwood Property and the Polaris Property), each being a Property Manager for SITE Centers Corp.; each of the foregoing being in their capacity as such officer or property manager and not in their individual capacity, as well.

Notwithstanding anything contained in this Agreement to the contrary, until the expiration of the Survival Period, each Seller agrees to maintain a net worth of equal to or greater than the Cap for such respective Seller to meet any post-closing financial obligations of such Seller pursuant to this Section 9.1 arising through the expiration of the Survival Period, as and if any.

9.2 By Buyer. Buyer represents and warrants to Sellers as of the Effective Date that:

a) Buyer is duly created and validly existing pursuant to the laws of the jurisdiction of its organization and is duly qualified to do business in the jurisdiction in which each Property is situated if and to the extent that such qualification is required.

b) Buyer has the capacity and authority to execute this Agreement and perform the obligations of Buyer under this Agreement. All action necessary to authorize the execution, delivery and performance of this Agreement by Buyer has been taken, and such action has not been rescinded or modified. Upon the execution of this Agreement, this Agreement will be legally binding upon Buyer. The person signing this Agreement on behalf of Buyer has been duly authorized to sign and deliver this Agreement on behalf of Buyer.

c) Buyer is not subject to any judgment or decree of a court of competent jurisdiction or governmental agency that would limit or restrict Buyer’s right to enter into and carry out this Agreement.

d) Neither the execution of this Agreement nor the consummation of the transactions contemplated herein by Buyer will constitute a breach under any contract or agreement to which Buyer is a party or by which Buyer is bound or affected.

e) No consent or approval of any third party (including, without limitation any governmental authority) is or was required in connection with Buyer’s execution and delivery of this Agreement or its consummation of the transaction contemplated herein.

f) None of the funds to be used for payment by Buyer of the Purchase Price will be subject to 18 U.S.C. §§ 1956-1957 (Laundering of Money Instruments), 18 U.S.C. §§ 981-986 (Federal Asset Forfeiture), 18 U.S.C. §§ 881 (Drug Property Seizure), Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001, or the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56 (the “USA Patriot Act”).

g) Buyer is not, and will not become, a person or entity with whom U.S. persons are restricted from doing business with under the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of Treasury (including those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), the USA Patriot Act, or other governmental action.

Buyer shall fully disclose to Sellers, immediately upon Buyer’s becoming aware of its occurrence, any change in facts or circumstances of which Buyer becomes aware prior to the Closing that may affect the representations and warranties set forth above. In the event that, prior to Closing and payment by Buyer of the Purchase Price, any representation or warranty by Buyer is not accurate, Sellers, as their sole and exclusive remedy, shall have the right to terminate this Agreement, in which event the Earnest Deposit shall be delivered and paid to Sellers by the Escrow Agent and no party hereto shall have any further obligations hereunder except for such obligations and indemnities which expressly survive the termination of this Agreement, and Sellers expressly waive the right to sue Buyer for damages.

SECTION 10 DEFAULT.

10.1 Seller Default. Notwithstanding any provision in this Agreement to the contrary, if the Closing does not occur by reason of a material default by any Seller which continues until the expiration of two (2) days after written notice from Buyer, then Buyer shall have the right, as its sole and exclusive remedy, to either (i) terminate this Agreement, in which event Buyer shall receive the Earnest Deposit, Sellers shall reimburse Buyer’s actual, out-of-pocket third party costs incurred in connection with this Agreement not to exceed the Reimbursement Amount, and none of the parties hereto shall have any further rights or obligations hereunder except for obligations that specifically survive the termination; or (ii) bring an action for specific performance of this Agreement, provided that such action must be commenced within ninety (90) days following the scheduled Closing Date. No other remedy or relief shall be available to Buyer, and Buyer hereby waives any and all other remedies, including the right to sue Sellers for specific performance or damages.

10.2 Buyer Default. Notwithstanding any provisions of this Agreement to the contrary, if Buyer breaches or defaults under this Agreement, or if Buyer otherwise fails to timely close this transaction for reasons other than Seller’s default or the failure of any of the express conditions to Buyer’s performance, and if such breach, default and/or failure by Buyer continues and is not fully cured within two (2) days after written notice from Sellers, then this Agreement shall terminate, and the Earnest Deposit shall be delivered to Sellers as agreed-upon liquidated damages as Sellers’ sole remedy. Sellers and Buyer acknowledge that: (i) it would be impossible to accurately determine Sellers’ damages in the event of Buyer’s default; (ii) the Earnest Deposit is fair and equitable; and (iii) Sellers expressly waive the right to exercise any and all other rights available at law or in equity. The limitation of damages set forth herein shall not apply to any indemnities, covenants or obligations of Buyer which expressly survive either the termination of this Agreement or Closing, for which Sellers shall be entitled to all rights and remedies available at law or in equity.

SECTION 11 BROKERS. Buyer and Seller each represent and warrant that they have not been represented by any broker in connection with the sale of the Properties, and no commissions or fees are due to any other broker or finder by reason of either party’s actions in this matter. Buyer and Sellers shall each be responsible for all liability, if any, for any broker or finder fees payable with respect to the sale of the Properties that are attributable to such party’s actions. Sellers and Buyer shall and do each hereby indemnify, defend and hold harmless the other from and against the claims, demands, actions and judgments of any and all brokers, agents and other persons or entities alleging a commission, fee or other payment to be owing by reason of their respective dealings, negotiations or communications in connection with this Agreement or the purchase and sale of the Properties. The indemnity obligations in this Section shall survive the termination of this Agreement or the Closing.

SECTION 12 EMINENT DOMAIN. In the event of: (i) the taking of more than ten percent (10%) of the building(s) comprising a part of any Property, or (ii) any direct access to such Property may be materially affected by eminent domain for any public or quasi-public use, or (iii) where as a result of same the terms of any Lease with a Major Tenant are materially revised by eminent domain for any public or quasi-public use (each a “Material Taking”), or if notice of intent of a Material Taking or a sale in lieu of Material Taking with respect to a Property is received by Sellers or Buyer, at or prior to the Closing, Buyer shall have the right, to be exercised within fifteen (15) days after notice of such taking by written notice to Sellers, to terminate this Agreement, in which event Buyer shall receive the Earnest Deposit and none of the parties hereto shall have any further rights or obligations hereunder except for obligations that specifically survive the termination. In the event this Agreement is not terminated, Buyer shall consummate this transaction on the Closing Date (with no reductions in the Purchase Price), and Buyer shall be entitled to participate in any such condemnation or eminent domain proceedings and to receive all of the proceeds attributable to any portion of the Property to be conveyed to Buyer (subject to the terms of the Excluded Property Title Matters). For clarity, Buyer and Sellers acknowledge and agree that in the event Sellers deliver notice to Buyer in accordance with the foregoing Section 12, in no event shall such notice of any new taking or intent of taking by eminent domain for any public or quasi-public use constitute a breach by any Seller of Section 9.1(f) above, and Sellers shall have no liability to Buyer therefor; provided, however, Buyer shall retain its rights under this Section 12.

SECTION 13 CASUALTY. If prior to the Closing Date more than ten percent (10%) of the building(s) comprising a part of any Property are destroyed by fire or other casualty, or where as a result of the fire or casualty the terms of any Lease with a Major Tenant are materially revised, Sellers shall notify Buyer in writing of such fact (which writing shall detail the amount of insurance recoverable) and Buyer shall have the option to terminate this Agreement upon notice to Sellers given within fifteen (15) days after Buyer’s receipt of Sellers’ written notice aforesaid. Upon such termination, the Escrow Agent shall return the Earnest Deposit to Buyer, this Agreement shall terminate and no party shall have any further obligation or liability to the other. In the event Buyer does not so elect to terminate this Agreement as aforesaid, or there is damage to or destruction of less than ten percent (10%) of any Property, Sellers shall assign to Buyer any insurance claims, upon the written consent of the applicable insurer, and the amount of any deductible shall be subtracted from the Purchase Price and Buyer shall acquire the Properties pursuant to this Agreement without any other reduction in the Purchase Price (subject to the terms of the Excluded Property Title Matters). In the event the applicable insurer will not consent to the assignments of any insurance claim to Buyer, Sellers shall pursue the applicable insurance claim on behalf of Buyer (and Buyer shall assist Sellers as reasonably requested by Sellers) and will turn over insurance proceeds from such claim to Buyer, less any actual expenses of Sellers’ pursuit of such insurance claim, upon Sellers’ receipt of same.

SECTION 14 [RESERVED].

SECTION 15 MISCELLANEOUS.

15.1 Governing Law. This Agreement shall be governed by the laws of the State of Ohio, without regard to rules regarding conflicts of laws; provided, however, that to the extent any matter arising hereunder relates or applies solely to a specific Property, then such matter shall be governed by the laws of the State where such Property is located, without regard to rules regarding conflicts of laws.

15.2 Counterparts; Electronic Signatures. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. Signatures delivered by PDF or DocuSign (or any other reputable electronic platform) shall be sufficient to bind the parties hereto.

15.3 Entire Agreement. This Agreement, together with the attached exhibit(s), contains all of the terms and conditions of the agreement between the parties hereto, and any and all prior and contemporaneous oral and written agreements are merged herein.

15.4 Modifications and Waivers. This Agreement cannot be changed nor can any provision of this Agreement, or any right or remedy of any party, be waived orally. Changes and waivers can only be made in writing, and the change or waiver must be signed by the party against whom the change or waiver is sought to be enforced. Any waiver of any provision of this Agreement, or any right or remedy, given on any one or more occasions shall not be deemed a waiver with respect to any other occasion.

15.5 Parties Bound. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, successors, and assigns of the parties hereto.

15.6 Assignment. Buyer may not assign its rights and obligations under this Agreement without Sellers’ prior written consent; provided, however, at and concurrently with a Closing hereunder, Buyer may assign its rights and obligations under this Agreement without the consent of Sellers and Buyer may elect to take title to each of the Properties in the name of a separate nominee or assignee for each such Property, provided and on the condition that: (i) Buyer shall have given Sellers written notice of the assignment and the identity of each such assignee and/or nominee at least seven (7) days prior to Closing; (ii) Buyer or a member or a principal of Buyer, or an affiliated entity of Buyer or a member or principal of Buyer, shall own a controlling interest in each such assignee and/or nominee; and (iii) such assignee and/or nominee shall have assumed Buyer’s obligations hereunder by a written instrument of assumption in form and substance reasonably satisfactory to Sellers. Notwithstanding any such assignment, Buyer shall nevertheless remain liable for all of Buyer’s obligations hereunder.

15.7 Notices. All notices, requests and other communications under this Agreement shall be in writing and shall be deemed given when made by personal delivery, sent next business day by delivery by a nationally recognized overnight courier, addressed as follows, or e-mail followed by another permitted means of delivery. Notice shall be deemed given on the date on which the notice is received by a party in the case of personal delivery or e-mail, or on the next business day immediately following receipt by the courier, in the case of an overnight courier:

If to Sellers:	[Applicable Seller(s)]
c/o SITE Centers Corp.
320 Park Avenue, 27th Floor
New York, NY 10022
Attn: John Cattonar
E-mail: jcattonar@sitecenters.com

With a copy to:	[Applicable Seller(s)]
c/o SITE Centers Corp.
3300 Enterprise Parkway
Beachwood, Ohio 44122
Attn: Michael Owendoff
E-mail: mowendoff@sitecenters.com

And with a copy to:	Benesch, Friedlander, Coplan & Aronoff LLP
127 Public Square, Suite 4900
Cleveland, Ohio 44114
Attn: Lee Korland and Mariam Keramati
E-mail: lkorland@beneschlaw.com;
mkeramati@beneschlaw.com

If to Buyer:	Center Acquisition Holdings, LLC
814 Commerce Drive, Suite 300
Oak Brook, Illinois 60523
Attn: Conor Bossy
E-mail: cbossy@pinetree.com

With a copy to:	Ray Quinney & Nebeker P.C.
36 South State Street, Suite 1400
Salt Lake City, Utah 84111
Attn: Blake Bauman and Allison Behjani
E-mail: bbauman@rqn.com; abehjani@rqn.com

15.8 Section Headings. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

15.9 Severability. If one or more of the provisions of this Agreement or the application thereof shall be invoked, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions or any other application thereof shall in no way be affected or impaired.

15.10 Time of the Essence. The parties agree that time is of the essence and that the failure of a party hereto to perform any act on or before the date specified herein for performance thereof shall be deemed cause for the termination hereof by the other party, without prejudice to other remedies available for default hereunder.

15.11 Confidentiality; Public Disclosure. Without the prior written consent of the other party hereto, (i) Sellers and Buyer will not disclose to any person, other than their legal counsel or a proposed lender, investor, or consultant engaged with respect to Buyer’s Inspections, or as may otherwise be reasonably required to carry out such party’s obligations under this Agreement (including, by way of example and not limitation, delivery of requests for Tenant Estoppels), either the fact that this Agreement has been entered into or any of the terms, conditions or other facts with respect thereto, including the status thereof; provided, that Sellers or Buyer hereto may make such disclosure if compelled by court order or to comply with the requirements of any law, governmental order or regulation or as otherwise may be required in connection with any action or lawsuit that is brought to enforce the terms of this Agreement; and (ii) Sellers and Buyer will not make any public disclosure or issue any press release pertaining to the existence of this Agreement, or to the proposed acquisition of any Property, except as required by law. Notwithstanding the foregoing or anything to the contrary as contained in this Agreement, (a) Sellers and Buyer agree to reasonably cooperate with respect to preparing and approving any press release to be issued promptly following Closing; and (b) the parties acknowledge that Sellers are expressly permitted to file or have filed this Purchase Agreement with the Securities and Exchange Commission (“SEC”) and otherwise have this Purchase Agreement be disclosed in connection with any SEC filing or related disclosure requirements or as otherwise required pursuant to applicable laws, orders or regulations (including, without limitation and as and if required, as an exhibit to any 8-K or 10-Q filing for Sellers or Sellers’ affiliate(s)). The foregoing shall not preclude Sellers or Buyer from discussing the substance or any relevant details of such transaction with the party’s attorneys, accountants, professional consultants, lenders, partners, investors, or any prospective lender, partner or investor, as the case may be, or prevent Sellers or Buyer from complying with laws, rules, regulations and court orders, including without limitation, governmental regulatory, disclosure, tax and reporting requirements.

15.12 Further Action. The parties hereto shall at any time, and from time to time on and after the Closing Date, upon the request of either, do, execute, acknowledge and deliver all such further acts, deeds, assignments and other instruments as may be reasonably required for the consummation of this transaction.

15.13 Construction. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties hereto, it being recognized that both Sellers and Buyer have contributed substantially and materially to the preparation of this Agreement.

15.14 No Recording. Neither this Agreement nor any memorandum or short form thereof may be recorded by Buyer.

15.15 Third Party Beneficiary. The provisions of this Agreement are not intended to benefit any parties other than Sellers and Buyer.

15.16 1031 Exchange. If so requested by either party, the other party will cooperate in structuring and completing this transaction for the requesting party so as to effect a like kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended. In particular, such other party will consent to the assignment by the requesting party prior to the Closing hereunder of its rights hereunder to a “qualified intermediary” or other third party for such purposes. The foregoing notwithstanding, in connection with any such exchange, no party shall have any obligation to acquire title to any real property nor to enter into any contract: (i) that may create or impose upon such party any non-monetary obligation or negative covenant; (ii) that does not provide that the sole and exclusive remedy of any seller for a breach shall be to retain as liquidated damages the deposit paid to said seller; or (iii) that requires such party to execute any mortgage, deed of trust or similar financing instrument or incur expenditure. It is further agreed that: (1) no party shall assume any responsibility for the tax consequences to any other party arising out of any exchange effected pursuant to this Section; (2) the requesting party shall reimburse the other party for all additional costs and expenses (including reasonable attorney’s fees) incurred by such other party in connection with any such exchange; and (3) the requesting party shall indemnify and hold the other party harmless from and against any and all loss, cost, damage, expense or other liability (including reasonable attorneys’ fees) that such other party may incur or suffer in the performance of its obligations under this Section.

15.17 Business Day. As used herein, a business day shall mean any day other than Saturday, Sunday or other day that commercial banks in the State of Ohio are authorized or required to close under applicable law. Notwithstanding the foregoing, Buyer and Sellers expressly acknowledge and agree that the Friday after Thanksgiving shall in no event be deemed a business day under this Agreement. In the event that the expiration of any time period hereunder shall expire on a non-business day, then such time period shall be extended until the close of business on the next following business day.

15.18 State Specific Provisions.

a) With respect to the Fountains Property:

(i)
Energy Efficiency. Buyer, as a prospective buyer of real property with a building for occupancy located thereon, is hereby notified that it may have the building’s energy efficiency rating determined. To that end, by its execution of this Agreement, Buyer acknowledges that Buyer has received a copy of the Florida Building Energy Efficiency Rating System pamphlet prepared by the State of Florida Department of Community Affairs. Note: This paragraph is provided for informational purposes pursuant to Florida Statutes Section 553.996.
(ii)
Radon. Pursuant to Florida Statutes Section 404.056(5), Seller hereby makes, and Buyer hereby acknowledges, the following notification: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department.

b) With respect to the Tanasbourne Property: Statutory Warning (ORS 93.040(2)). THE PROPERTY DESCRIBED IN THIS INSTRUMENT MAY NOT BE WITHIN A FIRE PROTECTION DISTRICT PROTECTING STRUCTURES. THE PROPERTY IS SUBJECT TO LAND USE LAWS AND REGULATIONS THAT, IN FARM OR FOREST ZONES, MAY NOT AUTHORIZE CONSTRUCTION OR SITING OF A RESIDENCE AND THAT LIMIT LAWSUITS AGAINST FARMING OR FOREST PRACTICES, AS DEFINED IN ORS 30.930, IN ALL ZONES. BEFORE SIGNING OR ACCEPTING THIS INSTRUMENT, THE PERSON TRANSFERRING FEE TITLE SHOULD INQUIRE ABOUT THE PERSON’S RIGHTS, IF ANY, UNDER ORS 195.300, 195.301 AND 195.305 TO 195.336 AND SECTIONS 5 TO 11, CHAPTER 424, OREGON LAWS 2007, SECTIONS 2 TO 9 AND 17, CHAPTER 855, OREGON LAWS 2009, AND SECTIONS 2 TO 7, CHAPTER 8, OREGON LAWS 2010. BEFORE SIGNING OR ACCEPTING THIS INSTRUMENT, THE PERSON ACQUIRING FEE TITLE TO THE PROPERTY SHOULD CHECK WITH THE APPROPRIATE CITY OR COUNTY PLANNING DEPARTMENT TO VERIFY THAT THE UNIT OF LAND BEING TRANSFERRED IS A LAWFULLY ESTABLISHED LOT OR PARCEL, AS DEFINED IN ORS 92.010 OR 215.010, TO VERIFY THE APPROVED USES OF THE LOT OR PARCEL, TO VERIFY THE EXISTENCE OF FIRE PROTECTION FOR STRUCTURES AND TO INQUIRE ABOUT THE RIGHTS OF NEIGHBORING PROPERTY OWNERS, IF ANY, UNDER ORS 195.300, 195.301 AND 195.305 TO 195.336 AND SECTIONS 5 TO 11, CHAPTER 424, OREGON LAWS 2007, SECTIONS 2 TO 9 AND 17, CHAPTER 855, OREGON LAWS 2009, AND SECTIONS 2 TO 7, CHAPTER 8, OREGON LAWS 2010.

15.19 Excluded Properties; Buyer Post-Closing Obligations.

a) Notwithstanding anything to the contrary as contained in this Agreement, with respect to the Tanasbourne Property and the Tanasbourne Excluded Property, Sellers and Buyer acknowledge that as of the Effective Date subdivisions are currently pending with respect to that Tanasbourne Excluded Outparcel designated as Unit 12 (Chase Bank), and further agree that: (i) prior to or following Closing, subject to receipt of any required governmental approvals, Tanasbourne Seller or certain affiliate(s) of Tanasbourne Seller shall be entitled to execute and record certain subdivision plat(s) with respect to the Tanasbourne Property and the Tanasbourne Excluded Property, such plat(s) to be substantially in such form provided for on Exhibit “L” attached hereto or in such other commercially reasonable form so as to allow for the legal subdivision and conveyance of any such Tanasbourne Excluded Outparcel not yet legally subdivided as of the Effective Date (the “Tanasbourne Subdivision”), together with any required documentation so as to terminate the applicable Tanasbourne Ground Lease for such newly subdivided Tanasbourne Excluded Outparcel, to consummate the exercise of the ground lessee’s purchase option thereunder, and to deed such Tanasbourne Excluded Outparcel to the ground lessee thereunder (as more specifically set forth and provided for in the Tanasbourne Ground Leases); (ii) in connection with the Tanasbourne Subdivision, and without limiting or amending the terms of any Tanasbourne Ground Lease, following Closing Buyer shall execute and deliver any such subdivision plat(s) and other instruments as may be reasonably required and requested by any ground lessees under the Tanasbourne Ground Leases so as to accomplish such Tanasbourne Subdivision and any exercise of the ground lessee’s purchase option and rights under the Tanasbourne Ground Leases, including, without limitation, delivering a deed conveying such legally subdivided Tanasbourne Excluded Outparcel to the ground lessee; and (iii) in the event that, prior to Closing, the Tanasbourne Subdivision occurs and any such Tanasbourne Excluded Outparcel is deeded from Tanasbourne Seller to the applicable ground lessee, then upon Closing such Tanasbourne Excluded Outparcel that has been so subdivided and conveyed shall not be subject to a Tanasbourne Ground Lease and Buyer shall have no right or interest therein (provided, however, the foregoing shall not limit those remaining Tanasbourne Ground Lease and Tanasbourne Excluded Ground Lease Outparcel that shall remain in effect as of Closing and shall remain subject to the terms set forth in this Agreement and in the Tanasbourne Ground Lease). Notwithstanding anything herein to the contrary, in the event Tanasbourne Seller (a) completes the Tanasbourne Subdivision of the Tanasbourne Excluded Outparcel prior to Closing, then Tanasbourne Seller or certain affiliate(s) of Tanasbourne Seller shall retain ownership of such Tanasbourne Excluded Outparcel and shall not convey the same to Buyer at Closing, and the applicable Tanasbourne Ground Lease shall be terminated at Closing, (b) does not complete a Tanasbourne Subdivision prior to Closing, Tanasbourne Seller agrees to exercise commercially reasonable efforts following Closing to complete the anticipated Tanasbourne Subdivision (the application for which Tanasbourne Seller represents was filed or submitted prior to the Effective Date) as contemplated herein and in the applicable Tanasbourne Ground Lease, and promptly upon completion of the same, Tanasbourne Seller or certain affiliate(s) of Tanasbourne Seller shall thereafter exercise its purchase option and rights under the Tanasbourne Ground Lease to complete the purchase of such Tanasbourne Excluded Outparcel.

b) Notwithstanding anything to the contrary as contained in this Agreement, with respect to the Polaris Property and the Polaris Excluded Property, Sellers and Buyer acknowledge that as of the Effective Date subdivisions are currently pending with respect to those Polaris Excluded Outparcels designated as OP-01, OP-07 and OP-09 (the “To-Be-Subdivided Polaris Excluded Outparcels”), and further agree that: (i) prior to or following Closing, subject to receipt of any required governmental approvals, Polaris Seller or certain affiliate(s) of Polaris Seller shall be entitled to execute and record certain subdivision plat(s) with respect to the Polaris Property and the Polaris Excluded Property, such plat(s) to be substantially in such form provided for on Exhibit “M” attached hereto or in such other commercially reasonable form so as to allow for the legal subdivision and conveyance of any such Polaris Excluded Outparcels not yet legally subdivided as of the Effective Date (the “Polaris Subdivision”), together with any required documentation so as to terminate the applicable Polaris Ground Lease for such newly subdivided Polaris Excluded Outparcel, to consummate the exercise of the ground lessee’s purchase option thereunder, and to deed such Polaris Excluded Outparcel to the ground lessee thereunder (as more specifically set forth and provided for in the Polaris Ground Leases); (ii) in connection with the Polaris Subdivision, and without limiting or amending the terms of any Polaris Ground Lease, following Closing Buyer shall promptly execute and deliver any such subdivision plat(s) and other instruments as may be reasonably required and requested by any ground lessees under the Polaris Ground Leases so as to accomplish such Polaris Subdivision and any exercise of the ground lessee’s purchase option and rights under the Polaris Ground Leases, including, without limitation, delivering a deed conveying such legally subdivided Polaris Excluded Outparcel to the ground lessee; and (iii) in the event that, prior to Closing, the Polaris Subdivision occurs and any such Polaris Excluded Outparcels are deeded from Polaris Seller to the applicable ground lessee, then upon Closing such Polaris Excluded Outparcel that has been so subdivided and conveyed shall not be subject to a Polaris Ground Lease and Buyer shall have no right or interest therein (provided, however, the foregoing shall not limit those remaining Polaris Ground Leases and Polaris Excluded Ground Lease Outparcels that shall remain in effect as of Closing and shall remain subject to the terms set forth in this Agreement and in the Polaris Ground Leases). Notwithstanding anything herein to the contrary, in the event Polaris Seller (a) completes the Polaris Subdivision of the To-Be-Subdivided Polaris Excluded Outparcels prior to Closing, then Polaris Seller or certain affiliate(s) of Polaris Seller shall retain ownership of such To-Be-Subdivided Polaris Excluded Outparcels and shall not convey the same to Buyer at Closing, and the applicable Polaris Ground Leases shall be terminated at Closing, (b) does not complete a Polaris Subdivision of the To-Be-Subdivided Polaris Excluded Outparcels prior to Closing, Polaris Seller agrees to exercise commercially reasonable efforts following Closing to complete the anticipated Polaris Subdivision with respect to the To-Be-Subdivided Polaris Excluded Outparcels (the application for which Polaris Seller represents was filed or submitted prior to the Effective Date) as contemplated herein and in the applicable Polaris Ground Leases, and promptly upon completion of the same, Polaris Seller or certain affiliate(s) of Polaris Seller shall thereafter exercise its purchase option and rights under the Polaris Ground Leases to complete the purchase of such To-Be-Subdivided Polaris Excluded Outparcels.

c) Notwithstanding anything to the contrary as contained in this Agreement, with respect to the Polaris Property and the Polaris Excluded Property, Sellers and Buyer acknowledge that as of the Effective Date Polaris Seller and/or the ground lessee under the Polaris Ground Lease for the Polaris Excluded Property designated as OP-07 are currently negotiating a new lease with a potential tenant commonly known as Fogo de Chao (for which Polaris Seller and/or its affiliates or the ground lessee of such OP-07 retain all rights and benefits), and that subject to execution of such pending lease with Fogo de Chao, and regardless of whether the Polaris Ground Lease with respect to such OP-07 has previously been terminated and such Polaris Excluded Property has otherwise been deeded to the ground lessee thereunder, Sellers and Buyer further agree that: (i) prior to or following Closing, Polaris Seller or certain affiliate(s) of Polaris Seller shall be entitled to execute and record (a) a memorandum of lease encumbering the entirety of the Polaris Property and the Polaris Excluded Property, such memorandum of lease to be substantially in such form provided for on Exhibit “N” attached hereto or in such other commercially reasonable form as requested by Polaris Seller or its affiliates (the “Fogo Memo of Lease”), together with (b) a supplement to the CCR applicable to the OP-07 Outparcel to protect certain exclusive and prohibited uses for the benefit of such new tenant on the OP-07 Outparcel and encumbering the entirety of the Polaris Property and the Polaris Excluded Property, such supplemental restrictions to be as more particularly set forth on Exhibit “O” attached hereto and such supplement to be in a commercially reasonable form as requested by Polaris Seller or its affiliates (the “Fogo Supplemental Restrictions”); and (ii) following Closing and upon written request by Polaris Seller or its affiliates, Buyer shall promptly execute, deliver and allow for the recording with respect to the Polaris Property and the Polaris Excluded Property (1) the Fogo Memo of Lease, and (2) a supplement to the CCR imposing the Fogo Supplemental Restrictions as provided for herein.

d) Notwithstanding anything to the contrary as contained in this Agreement, with respect to the Tanasbourne Property and the Tanasbourne Subdivision, Sellers and Buyer acknowledge that certain governmental authorities (including, without limitation, the City of Hillsboro, OR) may require the filing of an Emergency Services Access Easement (the “Tanasbourne Access Easement”) as a condition to approving the Tanasbourne Subdivision, and Sellers and Buyer further agree that: (i) prior to or following Closing, Tanasbourne Seller or certain affiliate(s) of Tanasbourne Seller shall be entitled to execute and record such Tanasbourne Access Easement encumbering all or any portion of the Tanasbourne Property and the Tanasbourne Excluded Property, such Tanasbourne Access Easement to be substantially in such form provided for on Exhibit “P” attached hereto or in such other commercially reasonable form as requested by Tanasbourne Seller or its affiliates; and (ii) following Closing and upon written request by Tanasbourne Seller or its affiliates, Buyer shall promptly execute, deliver and allow for the recording with respect to the Tanasbourne Property and the Tanasbourne Excluded Property the Tanasbourne Access Easement as provided for herein.

e) Notwithstanding anything to the contrary as contained in this Agreement, with respect to the Tanasbourne Property and the Tanasbourne Excluded Property, Sellers and Buyer further agree that: (i) prior to or following Closing, Tanasbourne Seller or certain affiliate(s) of Tanasbourne Seller shall be entitled to execute and record a memorandum of lease encumbering the entirety of the Tanasbourne Property and the Tanasbourne Excluded Property, such memorandum of lease to be substantially in such form provided for on Exhibit “S” attached hereto or in such other commercially reasonable form as requested by Tanasbourne Seller or its affiliates (the “In N Out Memo of Lease”); and (ii) following Closing and upon written request by Tanasbourne Seller or its affiliates, Buyer shall promptly execute, deliver and allow for the recording with respect to the Tanasbourne Property and the Tanasbourne Excluded Property the In N Out Memo of Lease.

f) Notwithstanding anything to the contrary as contained in this Agreement, with respect to the Tanasbourne Property and the Tanasbourne Work, Sellers and Buyer further agree that: (i) prior to or following Closing, Tanasbourne Seller or certain affiliate(s) of Tanasbourne Seller have posted or may be posting one or more performance, maintenance or similar bonds (through cash, check or other security) with the City of Hillsboro or other applicable governmental authorities in connection with or relating to portions of the Tanasbourne Work; (ii) following Closing, Tanasbourne Seller or its designated affiliate shall be fully entitled to any and all refunds of or payments relating to bonds, despite the transfer and sale of the Tanasbourne Property and any assignment of the Tanasbourne Contracts and the Tanasbourne Work to Buyer; and (iii) in the event any such funds are delivered to Buyer following Closing, then Buyer shall promptly deliver all such funds to Tanasbourne Seller or its designated affiliate.

g) Notwithstanding anything to the contrary as contained in this Agreement, with respect to the Tanasbourne Property and the Tanasbourne Work, Sellers and Buyer acknowledge that certain governmental authorities (including, without limitation, the City of Hillsboro, OR) may require the execution and/or filing of a: (i) Certificate of Completion, (ii) Private Stormwater Management Facilities Agreement, (iii) Public Utility Easement, and (iv) Dedication Deed (collectively, the “Tanasbourne Work City Required Documents”), as a condition to closing out the Tanasbourne Work and all permits and development approvals relating thereto and/or to otherwise satisfy certain municipal conditions and approval requirements for the Tanasbourne Work, and Sellers and Buyer further agree that: (1) prior to or following Closing, Tanasbourne Seller or certain affiliate(s) of Tanasbourne Seller shall be entitled to execute and record such Tanasbourne Work City Required Documents encumbering all or any portion of the Tanasbourne Property and the Tanasbourne Excluded Property, such Tanasbourne Access Easement to be substantially in such form provided for on Exhibit “T” attached hereto or in such other commercially reasonable form as requested by Tanasbourne Seller or its affiliates; and (2) following Closing and upon written request by Tanasbourne Seller or its affiliates, Buyer shall promptly execute, deliver and allow for the recording with respect to the Tanasbourne Property and the Tanasbourne Excluded Property the Tanasbourne Work City Required Documents as provided for herein; and (3) Tanasbourne Seller and Buyer shall otherwise reasonably cooperate in connection with addressing any other municipal requirements or conditions relating to closing out the Tanasbourne Work.

h) This Section 15.19 shall survive the Closing and not be merged therein, and shall be binding on Buyer, Buyer’s successors and assigns, and any successor in title to the respective Properties.

[Signatures Appear on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the Effective Date.

SELLERS:

DDRA ARROWHEAD CROSSING LLC, a Delaware limited liability company		DDRA TANASBOURNE TOWN CENTER LLC, a Delaware limited liability company

By:	/s/ Michael S. Owendoff	By:	/s/ Michael S. Owendoff
Name:	Michael S. Owendoff	Name:	Michael S. Owendoff
Title:	Deputy General Counsel	Title:	Deputy General Counsel

DDR ARROWHEAD CROSSING OP LLC, a Delaware limited liability company		DDR PTC LLC, a Delaware limited liability company

By:	/s/ Michael S. Owendoff	By:	/s/ Michael S. Owendoff
Name:	Michael S. Owendoff	Name:	Michael S. Owendoff
Title:	Deputy General Counsel	Title:	Deputy General Counsel

EASTON MARKET LIMITED LIABILITY COMPANY, a Delaware limited liability company		BRE DDR CROCODILE SYCAMORE PLAZA LLC, a Delaware limited liability company

By:	/s/ Michael S. Owendoff	By:	/s/ Michael S. Owendoff
Name:	Michael S. Owendoff	Name:	Michael S. Owendoff
Title:	Deputy General Counsel	Title:	Deputy General Counsel

EMOP LLC, a Delaware limited liability company		DDR SOUTHEAST FOUNTAINS, L.L.C., a Delaware limited liability company

By:	/s/ Michael S. Owendoff	By:	/s/ Michael S. Owendoff
Name:	Michael S. Owendoff	Name:	Michael S. Owendoff
Title:	Deputy General Counsel	Title:	Deputy General Counsel

[COUNTERPART SIGNATURE PAGE – SELLERS]

BUYER:

CENTER ACQUISITION HOLDINGS, LLC,

a Delaware limited liability company, by its Managing Member

PT CENTER ACQUISITION, LLC, a Delaware limited liability company,

by its Manager

PT MANAGER, LLC, an Illinois limited liability company

By:	/s/ Peter Borzak
Name:	Peter Borzak
Title:	Manager

[COUNTERPART SIGNATURE PAGE – BUYER]

ESCROW CONSENT AND ACKNOWLEDGMENT

The undersigned agrees to act as the Title Company and Escrow Agent for the transaction described in the above Agreement as provided herein. Receipt of the Earnest Deposit is hereby acknowledged. The undersigned agrees to hold and deliver the Earnest Deposit in accordance with the terms of this Agreement.

FIRST AMERICAN TITLE INSURANCE COMPANY

Escrow No. NCS-1S1N-CLE	By:	/s/ Rebecca S. Groetsch
		Rebecca S. Groetsch	(Print Name)
Authorized Representative
Date: May 24, 2024